Exhibit 10.1

Execution Copy

CREDIT AGREEMENT

Dated as of July 11, 2008

among

O’REILLY AUTOMOTIVE, INC.,

as the Lead Borrower

for

The Other Borrowers From Time to Time Party Hereto,

The Guarantors From Time to Time Party Hereto,

BANK OF AMERICA, N.A.,

as Administrative Agent, Collateral Agent,

Swing Line Lender and L/C Issuer,

and

The Other Lenders From Time to Time Party Hereto

LEHMAN COMMERCIAL PAPER INC.,

as Syndication Agent

JPMORGAN CHASE BANK, N.A.

BRANCH BANKING AND TRUST COMPANY and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Co-Documentation Agents

BANC OF AMERICA SECURITIES LLC

and LEHMAN BROTHERS INC.,

as Joint Lead Arrangers

BANC OF AMERICA SECURITIES LLC

LEHMAN BROTHERS INC.

J.P. MORGAN SECURITIES INC.

BB&T CAPITAL MARKETS and

GENERAL ELECTRIC CAPITAL MARKETS, INC.,

as Joint Book Runners

WELLS FARGO RETAIL FINANCE, LLC

SUNTRUST BANK, NA

BURDALE CAPITAL FINANCE, INC. and

U.S. BANK NATIONAL ASSOCIATION,

as Senior Managing Agents

(i)

5.07	No Default	87
5.08	Ownership of Property; Liens	88
5.09	Environmental Compliance	88
5.10	Insurance	89
5.11	Taxes	89
5.12	ERISA Compliance	89
5.13	Subsidiaries; Equity Interests	90
5.14	Margin Regulations; Investment Company Act	90
5.15	Disclosure	90
5.16	Compliance with Laws	90
5.17	Intellectual Property	91
5.18	Labor Matters	91
5.19	Security Documents	91
5.20	Solvency	92
5.21	Deposit Accounts; Credit Card Arrangements	92
5.22	Brokers	93
5.23	Customer and Trade Relations	93
5.24	Casualty	93
5.25	Acquisition	93

ARTICLE VI. AFFIRMATIVE COVENANTS		93

6.01	Financial Statements	94
6.02	Certificates; Other Information	95
6.03	Notices	97
6.04	Payment of Obligations	98
6.05	Preservation of Existence, Etc.	98
6.06	Maintenance of Properties	98
6.07	Maintenance of Insurance	98
6.08	Compliance with Law	100
6.09	Books and Records; Accountants	100
6.10	Inspection Rights	100
6.11	Use of Proceeds	101
6.12	Additional Loan Parties	102
6.13	Cash Management	102
6.14	Information Regarding the Collateral	103
6.15	Physical Inventories	104
6.16	Environmental Laws	104
6.17	Further Assurances	104
6.18	Compliance with Terms of Leaseholds	105
6.19	Condemnation of Mortgaged Properties	105

ARTICLE VII. NEGATIVE COVENANTS		106

7.01	Liens	106
7.02	Investments	106
7.03	Indebtedness; Disqualified Stock	106
7.04	Fundamental Changes	106
7.05	Dispositions	107
7.06	Restricted Payments	107
7.07	Voluntary Prepayments of Indebtedness	107
7.08	Change in Nature of Business	108
7.09	Transactions with Affiliates	108

(ii)

7.10	Burdensome Agreements	108
7.11	Amendment of Material Documents	108
7.12	Fiscal Year	108
7.13	Deposit Accounts; Credit Card Processors	109
7.14	Financial Covenants	109
7.15	Store Closings	109

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		110

8.01	Events of Default	110
8.02	Remedies Upon Event of Default	112
8.03	Application of Funds	113

ARTICLE IX. ADMINISTRATIVE AGENT		114

9.01	Appointment and Authority	114
9.02	Rights as a Lender	115
9.03	Exculpatory Provisions	115
9.04	Reliance by Agents	116
9.05	Delegation of Duties	116
9.06	Resignation of Agents	117
9.07	Non-Reliance on Administrative Agent and Other Lenders	117
9.08	No Other Duties, Etc.	117
9.09	Administrative Agent May File Proofs of Claim	118
9.10	Collateral and Guaranty Matters	118
9.11	Notice of Transfer	119
9.12	Reports and Financial Statements	119
9.13	Agency for Perfection	120
9.14	Indemnification of Agents	120
9.15	Relation among Lenders	120
9.16	Defaulting Lender	120

ARTICLE X. MISCELLANEOUS		121

10.01	Amendments, Etc.	121
10.02	Notices; Effectiveness; Electronic Communications	123
10.03	No Waiver; Cumulative Remedies	125
10.04	Expenses; Indemnity; Damage Waiver	125
10.05	Payments Set Aside	127
10.06	Successors and Assigns	127
10.07	Treatment of Certain Information; Confidentiality	131
10.08	Right of Setoff	132
10.09	Interest Rate Limitation	132
10.10	Counterparts; Integration; Effectiveness	132
10.11	Survival	132
10.12	Severability	133
10.13	Replacement of Lenders	133
10.14	Governing Law; Jurisdiction; Etc.	133
10.15	Waiver of Jury Trial	134
10.16	No Advisory or Fiduciary Responsibility	135
10.17	USA PATRIOT Act Notice	135
10.18	Foreign Asset Control Regulations	136
10.19	Time of the Essence	136
10.20	Press Releases	136

(iii)

10.21	Additional Waivers	136
10.22	No Strict Construction	138
10.23	Attachments	138

SIGNATURES		S-1

(iv)

SCHEDULES

	1.01	Borrowers
	1.02	Guarantors
	1.03	Immaterial Subsidiaries
	1.04	Existing Letters of Credit
	2.01	Commitments and Applicable Percentages
	4.01(a)(x)	Security Documents
	4.01(a)(xi)	Loan Documents
	5.01	Loan Parties’ Organizational Information
	5.06	Litigation
	5.08(b)(1)	Owned Real Estate
	5.08(b)(2)	Leased Real Estate
	5.09	Environmental Matters
	5.10	Insurance
	5.13	Subsidiaries; Other Equity Investments
	5.17	Intellectual Property Matters
	5.18	Collective Bargaining Agreements
	5.21(a)	DDAs
	5.21(b)	Credit Card Arrangements
	6.02	Financial and Collateral Reporting
	6.13	Designated Accounts
	7.01	Existing Liens
	7.02	Existing Investments
	7.03	Existing Indebtedness
	10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

	A	Committed Loan Notice
	B	Swing Line Loan Notice
	C-1	Tranche A Note
	C-2	Tranche A-1 Note
	C-3	Swing Line Note
	D	Compliance Certificate
	E	Borrowing Base Certificate
	F	Assignment and Assumption
	G	Credit Card Processor Notification
	H	Collateral Access Agreement
	I	Joinder Agreement
	J	Facility Guaranty

(v)

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of July 11, 2008, among

O’REILLY AUTOMOTIVE, INC., a Missouri corporation (the “Lead Borrower”);

the Persons named on Schedule 1.01 hereto (collectively, with the Lead Borrower and each other Person that from time to time becomes a “Borrower” hereunder, the “Borrowers”);

the Subsidiaries of the Lead Borrower named on Schedule 1.02 hereto;

each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”);

BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer;

LEHMAN COMMERCIAL PAPER INC., as Syndication Agent; and

JPMORGAN CHASE BANK, N.A., BRANCH BANKING AND TRUST COMPANY, AND GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Documentation Agents.

The Borrowers have requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue Letters of Credit, in each case on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accelerated Borrowing Base Delivery Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers to maintain Availability at least equal to twenty percent (20%) of the Loan Cap. For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing (i) so long as such Event of Default is continuing, and/or (ii) if the Accelerated Borrowing Base Delivery Event arises as a result of the Borrowers’ failure to maintain Availability as required in the immediately preceding sentence, until Availability has equaled or exceeded twenty percent (20%) of the Loan Cap for forty-five (45) consecutive calendar days, in which case an Accelerated Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement.

“Accommodation Payment” has the meaning specified in Section 10.21(d).

“Account” means “account” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card.

“ACH” means automated clearing house transfers.

“Acquisition” means, with respect to any Person, (a) an Investment in, or a purchase of a Controlling interest in, the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, or (d) any acquisition of Store locations of any Person for which the aggregate consideration payable in connection with such acquisition is $50,000,000 or more in any single transaction or $100,000,000 or more in the aggregate in any twelve (12) month period, in each case in any transaction or group of transactions which are part of a common plan.

“Act” has the meaning specified in Section 10.17.

“Adjusted LIBO Rate” means, with respect to any LIBO Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of one percent (1%)) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate. The Adjusted LIBO Rate will be adjusted automatically as to all LIBO Borrowings then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Adjustment Date” means the first day of each Fiscal Quarter, commencing September 30, 2008.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Lead Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent(s)” means, individually, the Administrative Agent or the Collateral Agent, and collectively means both of them.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the sum of the Aggregate Tranche A Commitments of all the Tranche A Lenders and the Aggregate Tranche A-1 Commitments of all the Tranche A-1 Lenders.

“Aggregate Tranche A Commitments” means, at any time, the sum of the Tranche A Commitments at such time. As of the Closing Date, the Aggregate Tranche A Commitments are $1,075,000,000.

“Aggregate Tranche A-1 Commitments” means, at any time, the sum of the Tranche A-1 Commitments at such time. As of the Closing Date, the Aggregate Tranche A-1 Commitments are $125,000,000.

“Agreement” means this Credit Agreement.

“Allocable Amount” has the meaning specified in Section 10.21(d).

“Applicable Margin” means:

(a) From and after the Closing Date until the first Adjustment Date, the percentages set forth in Level III of the pricing grid below; and

(b) From and after the first Adjustment Date, the Applicable Margin shall be determined from the following pricing grid based upon the Average Daily Availability for the Fiscal Quarter ended immediately preceding such Adjustment Date; provided, however, that through March 31, 2009, the Applicable Margin shall not be established at Level I or Level II (even if the Average Daily Availability requirements for Level I or Level II have been met); provided further that notwithstanding anything to the contrary set forth herein, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the direction of the Required Lenders shall, immediately increase the Applicable Margin to that set forth in Level IV (even if the Average Daily Availability requirements for a different Level have been met and without limiting the right of the Administrative Agent or the Required Lenders to charge interest at the Default Rate as provided in Section 2.08(b)); provided further if the Loan Parties’ financial statements or Borrowing Base Certificates are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in such financial statements or any Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at the rate set forth in Level IV for any applicable periods and shall be due and payable (to the extent not already paid) on demand.

Level	Average Daily Availability	Tranche A LIBO Margin	Tranche A and Swing Line Loan Prime Margin	Tranche A-1 LIBO Margin	Tranche A-1 Prime Margin
I	Greater than or equal to $675,000,000	2.00%	1.00%	3.25%	2.25%

II	Greater than or equal to $375,000,000 but less than $675,000,000	2.25%	1.25%	3.50%	2.50%

III	Greater than or equal to $200,000,000 but less than $375,000,000	2.50%	1.50%	3.75%	2.75%

IV	Less than $200,000,000	2.75%	1.75%	4.00%	3.00%

“Applicable Percentage” means (a) with respect to each Credit Extension under the Tranche A Commitments, the Tranche A Applicable Percentage, (b) with respect to each Credit Extension under the Tranche A-1 Commitments, the Tranche A-1 Applicable Percentage, and (c) with respect to each Lender, that percentage that the sum of the Tranche A Commitment and Tranche A-1 Commitment of such Lender bears to the aggregate of the Tranche A Commitments and Tranche A-1 Commitments of all Lenders hereunder, in each case as the context provides. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, at any time of calculation, (a) with respect to Commercial Letters of Credit, a per annum rate equal to fifty percent (50%) of the Applicable Margin for Tranche A Loans which are LIBO Rate Loans, and (b) with respect to Standby Letters of Credit, a per annum rate equal to the Applicable Margin for Tranche A Loans which are LIBO Rate Loans.

“Appraised Value” means (a) with respect to Eligible Inventory, the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of the Eligible Inventory as set forth in the Borrowers’ inventory stock ledger, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Administrative Agent (in the case of any appraisal after the Closing Date, pursuant to Section 6.10(b) hereof), or (b) with respect to Eligible Real Estate, the fair market value of the Eligible Real Estate as set forth in the most recent appraisal of the Eligible Real Estate as determined from time to time by an independent appraiser engaged by the Administrative Agent (in the case of any appraisal after the Closing Date, pursuant to Section 6.10(b) hereof), which appraisal shall assume, among other things, a marketing time of not greater than twelve (12) months (unless a longer period is otherwise agreed to by the Administrative Agent) or less than three (3) months.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, Banc of America Securities LLC and Lehman Brothers Inc., in their capacities as joint lead arrangers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation (other than any Capital Lease Obligation), the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Audited Financial Statements” means, collectively, (a) the audited consolidated balance sheet of the Lead Borrower and its Subsidiaries for the fiscal year ended December 31, 2007, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such fiscal year of the Lead Borrower and its Subsidiaries, including the notes thereto, and (b) the audited consolidated balance sheet of CSK and its Subsidiaries for the fiscal year ended February 3, 2008, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such fiscal year of CSK and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability” means, as of any date of determination thereof by the Administrative Agent, the result, if a positive number, of:

(a) The Loan Cap as of such date

Minus

(b) The Total Outstandings on such date.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent from time to time determines in its Permitted Discretion, in accordance with the provisions of Section 2.01(b), as being appropriate (a) to reflect the impediments to the Agents’ ability to realize upon the Collateral included in the Borrowing Base, (b) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral included in the Borrowing Base, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party, (d) to reflect that a Default or an Event of Default then exists, or (e) as Bank Product Reserves and Cash Management Reserves.

“Average Daily Availability” means, as of any date of determination, the average daily Availability for the immediately preceding Fiscal Quarter.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank Products” means any services of facilities provided to any Loan Party or any Subsidiary by a Lender or any of its Affiliates, including, without limitation, on account of (a) corporate credit cards, (b) credit or debit card processing services, (c) Swap Contracts, (d) purchase cards, and (e) leasing, but excluding Cash Management Services.

“Bank Products Reserves” means such reserves as the Administrative Agent from time to time determines in its Permitted Discretion, in accordance with the provisions of Section 2.01(b), as reflecting the liabilities of the Loan Parties with respect to Bank Products then provided or outstanding.

“Blocked Account” has the meaning specified in Section 6.13(a)(ii).

“Blocked Account Agreement” means, with respect to a Blocked Account established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, establishing Control (as defined in the Security Agreement) of such account by the Collateral Agent and whereby the bank maintaining such account agrees, upon the occurrence and during the continuance of a Cash Dominion Event (and delivery of notice thereof from the Administrative Agent to the Lead Borrower and the Blocked Account Bank party to such agreement) to comply only with the instructions originated by the Collateral Agent without the further consent of any Loan Party.

“Blocked Account Bank” means each bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means, at any time of calculation, the sum of the Tranche A Borrowing Base and, as long as the Tranche A-1 Commitments have not been terminated in full in accordance with the provisions hereof, Incremental Availability.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit E hereto (with such changes therein as may be required by the Administrative Agent to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), executed by a Responsible Officer of the Lead Borrower.

“Business” means the sale at retail or wholesale of automotive parts, tools, accessories, oil, paint, and related chemical products and related equipment.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any LIBO Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period and without duplication, (a) all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP, less (b) any expenditure which is contractually required to be, and is, reimbursed to such Person in cash by a third party (including landlords and developers) during such period of calculation. For purposes of this definition, the purchase price of equipment that is purchased substantially contemporaneously with the trade-in or sale of similar equipment or with insurance proceeds therefrom shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted to such Person for the equipment being traded in by the seller of such new equipment, the proceeds of such sale or the amount of the insurance proceeds, as the case may be.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” means an account established by one or more of the Loan Parties with Bank of America, in the name of the Collateral Agent (or as the Collateral Agent shall otherwise direct) and under the sole and exclusive dominion and control of the Collateral Agent, in which deposits are made in accordance with Section 2.03(g) or Section 8.02(c).

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Dominion Event” means either (a) the occurrence and continuance of any Event of Default, or (b) the failure of the Borrowers to maintain Availability at least equal to fifteen percent (15%) of the Loan Cap for five (5) consecutive Business Days. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing (i) so long as such Event of Default is continuing, and/or (ii) if the Cash Dominion Event arises as a result of the Borrowers’ failure to maintain Availability as required under the immediately preceding sentence, until Availability has equaled or exceeded fifteen percent (15%) of the Loan Cap for forty-five (45) consecutive calendar days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event may be discontinued no more than twice in any twelve (12) consecutive month period.

“Cash Management Reserves” means such reserves as the Administrative Agent, from time to time, determines in its Permitted Discretion, in accordance with the provisions of Section 2.01(b), as reflecting the reasonably anticipated liabilities of the Loan Parties with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” means any one or more of the following types of services or facilities provided to any Loan Party by a Lender or any of its Affiliates: (a) ACH transactions, (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services and (c) foreign exchange facilities.

“Cash Receipts” has the meaning specified in Section 6.13(c).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“CFC” means a Subsidiary that is (i) a controlled foreign corporation under Section 957 of the Code, (ii) a Subsidiary substantially all of the assets of which consist of Equity Interests in Subsidiaries described in clause (i) of this definition, or (iii) an entity treated as disregarded for United States federal income tax purposes that owns more than 65% of the voting Equity Interests of a Subsidiary described in clauses (i) or (ii) of this definition.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the Equity Interests of the Lead Borrower entitled to vote for members of the board of directors or equivalent governing body of the Lead Borrower on a fully-diluted basis; or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Lead Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c) any “change in control” or similar event as defined in any document governing Material Indebtedness of any Loan Party; or

(d) the Lead Borrower fails at any time after the Merger Date to own, directly or indirectly, 100% of the Equity Interests of each other Borrower free and clear of all Liens (other than the Liens in favor of the Collateral Agent), except where such failure is as a result of a transaction permitted by this Agreement.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Co-Documentation Agents” means JPMorgan Chase Bank, N.A., Branch Banking & Trust Company, and General Electric Capital Corporation, in their capacities as Co-Documentation Agents.

“Collateral” means any and all “Collateral” or “Mortgaged Property” as defined in any applicable Security Document and all other property of any Loan Party that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Collateral Agent.

“Collateral Access Agreement” means an agreement substantially in the form attached hereto as Exhibit H or otherwise reasonably satisfactory in form and substance to the Agents executed by (a) a bailee or other Person in possession of Collateral, or (b) a landlord of Real Estate leased by any Loan Party, pursuant to which such Person (i) acknowledges the Collateral Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate and agrees not to exercise upon such Person’s Liens, and (iii) as to any landlord (x) provides the Collateral Agent with access to the Collateral located in or on such Real Estate and a reasonable time to sell and dispose of the Collateral from such Real Estate, and (y) agrees to give the Collateral Agent reasonable prior notice before terminating the lease covering such Real Estate and an opportunity to cure any default of the applicable tenant if the Collateral Agent so elects.

“Collateral Agent” means Bank of America, acting in such capacity for its own benefit and the ratable benefit of the other Credit Parties, or any successor collateral agent in such capacity.

“Commercial Letter of Credit” means any letter of credit or similar instrument (including, without limitation, bankers’ acceptances) issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Borrower in the ordinary course of business of such Borrower.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing, conversion or continuation of Committed Loans on a single date, of the same Type and, in the case of LIBO Rate Loans, having the same Interest Period made by each of the applicable Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of LIBO Rate Loans, pursuant to Section 2.02(c) which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Concentration Account” has the meaning specified in Section 6.13(c).

“Consent” means actual consent given by a Lender from whom such consent is sought; provided that, if within fourteen (14) Business Days after receipt of written notice to a Lender from the Administrative Agent of a proposed course of action to be followed by the Administrative Agent and requesting such Lender’s consent, such Lender shall not have given the Administrative Agent written notice of its consent, then such failure shall be deemed that Lender’s objection to such course of action.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income for the most recently completed Measurement Period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for federal, state, local and foreign income Taxes, (iii) depreciation and amortization expense, (iv) all non-cash charges and non-cash items for stock based compensation, (v) costs, fees and expenses arising from or related to the consummation of, or otherwise in connection with, the Tender Offer, the Merger, the Loan Documents and the other transactions occurring on the Closing Date, (vi) costs, fees and expenses arising from or related to the consummation of, or otherwise in connection with, any Acquisition after the Closing Date, (vii) restructuring charges or reserves (including costs related to the closure or consolidation of facilities and termination and relocation benefits) in connection with the Tender Offer, the Merger and the other transactions occurring on the Closing Date or in connection with any Acquisition consummated after the Closing Date, in each case, in an amount approved by the Administrative Agent in writing, such approval not to be unreasonably withheld, (viii) any expenses or charges incurred in connection with any issuance (or proposed issuance) of Indebtedness or Equity Interests or any refinancing transaction (or proposed refinancing transaction) or any amendment or other modification (or proposed amendment or modification) of any Indebtedness, and (ix) any other non-recurring expenses or non-cash charges which do not represent a cash item in such period or any future period (in each case of or by the Lead Borrower and its Subsidiaries for such Measurement Period), minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) federal, state, local and foreign income tax credits (to the extent not accounted for in calculating the amount in clause (a)(ii) above of this definition), and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by the Lead Borrower and its Subsidiaries for such Measurement Period), all as determined on a Pro Forma Basis.

For purposes of determining Consolidated EBITDA for any period of fewer than twelve (12) Fiscal Months completed after the Closing Date, Consolidated EBITDA shall be (i) Consolidated EBITDA for the Fiscal Month ended July 31, 2008 multiplied by twelve (12), (ii) Consolidated EBITDA for the two (2) Fiscal Months ended August 31, 2008 multiplied by six (6), (iii) Consolidated EBITDA for the three (3) Fiscal Months ended September 30, 2008 multiplied by four (4), (iv) Consolidated EBITDA for the four (4) Fiscal Months ended October 31, 2008 multiplied by three (3), (v) Consolidated EBITDA for the five (5) Fiscal Months ended November 30, 2008 multiplied by 12/5, (vi) Consolidated EBITDA for the six (6) Fiscal Months ended December 31, 2008 multiplied by two (2), (vii) Consolidated EBITDA for the seven (7) Fiscal Months ended January 31, 2009 multiplied by 12/7, (viii) Consolidated EBITDA for the eight (8) Fiscal Months ended February 28, 2009 multiplied by 3/2, (ix) Consolidated EBITDA for the nine (9) Fiscal Months ended March 31, 2009 multiplied by 4/3, (x) Consolidated EBITDA for the ten (10) Fiscal Months ended April 30, 2009 multiplied by 6/5, and (xi) Consolidated EBITDA for the eleven (11) Fiscal Months ended May 31, 2009 multiplied by 12/11.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA for the most recently completed Measurement Period, minus (ii) Capital Expenditures paid in cash during such period, minus (iii) the aggregate amount of federal, state, local and foreign income taxes paid in cash during such period, to (b) the sum of (i) Debt Service Charges plus (ii) the aggregate amount of all Restricted Payments paid in cash, in each case, of or by the Lead Borrower and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis.

For purposes of determining Debt Service Charges in connection with the calculation of Consolidated Fixed Charge Coverage Ratio for any period of fewer than twelve (12) Fiscal Months completed after the Closing Date, Debt Service Charges shall be (i) Debt Service Charges for the Fiscal Month ended July 31, 2008 multiplied by twelve (12), (ii) Debt Service Charges for the two (2) Fiscal Months ended August 31, 2008 multiplied by six (6), (iii) Debt Service Charges for the three (3) Fiscal Months ended September 30, 2008 multiplied by four (4), (iv) Debt Service Charges for the four (4) Fiscal Months ended October 31, 2008 multiplied by three (3), (v) Debt Service Charges for the five (5) Fiscal Months ended November 30, 2008 multiplied by 12/5, (vi) Debt Service Charges for the six (6) Fiscal Months ended December 31, 2008 multiplied by two (2), (vii) Debt Service Charges for the seven (7) Fiscal Months ended January 31, 2009 multiplied by 12/7, (viii) Debt Service Charges for the eight (8) Fiscal Months ended February 28, 2009 multiplied by 3/2, (ix) Debt Service Charges for the nine (9) Fiscal Months ended March 31, 2009 multiplied by 4/3, (x) Debt Service Charges for the ten (10) Fiscal Months ended April 30, 2009 multiplied by 6/5, and (xi) Debt Service Charges for the eleven (11) Fiscal Months ended May 31, 2009 multiplied by 12/11.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Lead Borrower and its Subsidiaries on a Consolidated basis, without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including the outstanding principal amount of the Loans hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable, other accrued expenses and deferred compensation in the ordinary course of business and (ii) unsecured obligations owing to vendors under any vendor factoring line), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Lead Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Lead Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Lead Borrower or such Subsidiary and except to the extent that the Lead Borrower’s or such Subsidiary’s liability for such Indebtedness is otherwise limited.

“Consolidated Interest Charges” means, for any Measurement Period, and without duplication, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts, but excluding any non-cash or deferred interest financing costs, upfront fees and expenses in connection with the Loans and the Commitments, amortization of deferred financing fees and financing costs and amortization of original issue discount on any Indebtedness, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP, in each case of or by the Lead Borrower and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis, provided that there shall be excluded from Consolidated Interest Charges any such charges of any Person which accrued prior to the date it becomes a Subsidiary of the Lead Borrower or is merged into or consolidated with the Lead Borrower or any of its Subsidiaries.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period.

“Consolidated Net Income” means, as of any date of determination, the net income of the Lead Borrower and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP, provided, however, that there shall be excluded (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the income (or loss) of such Person during such Measurement Period in which any other Person which is not a Loan Party or a Subsidiary has a joint interest with a Loan Party or any of its Subsidiaries, except to the extent of the amount of cash dividends or other distributions actually paid in cash to such Person during such period, (b) the income (or loss) of such Person during such Measurement Period and accrued prior to the date it becomes a Subsidiary of the Lead Borrower or any of the Lead Borrower’s Subsidiaries or is merged into or consolidated with the Lead Borrower or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries, and (c) the income of any direct or indirect Subsidiary of the Lead Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cost” means, with respect to the Inventory of the Lead Borrower and its Subsidiaries, the lower of cost (based on the last vendor cost) or market value of Inventory reflected in the stock ledger of the Lead Borrower and such Subsidiaries, based upon the such Loan Parties’ accounting practices, known to the Administrative Agent, which practices are in effect on the Closing Date, provided that “Cost” shall not include inventory capitalization costs, warehouse and handling costs, or other non-purchase price charges (such as freight) used in the calculation of cost of goods sold.

“Covenant Compliance Event” means that Availability at any time is less than ten percent (10%) of the Loan Cap. For purposes hereof, the occurrence of a Covenant Compliance Event shall be deemed continuing until Availability has equaled or exceeded ten percent (10%) of the Loan Cap for sixty (60) consecutive calendar days, in which case a Covenant Compliance Event shall no longer be deemed to be continuing for purposes of this Agreement.

“Credit Card Notification” has the meaning specified in Section 6.13(a)(i).

“Credit Card Receivables” means each “Account” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a major credit or debit card issuer (including, but not limited to, Visa, Mastercard, Discovercard, and American Express and such other issuers approved by the Administrative Agent) to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

“Credit Extensions” mean each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) each Agent, (iii) each L/C Issuer, (iv) each Arranger, (v) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (vi) each Person providing Cash Management Services or Bank Products to a Loan Party or a Subsidiary, and (vii) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“CSK” means CSK Auto Corporation, a Delaware corporation.

“Customer Credit Liabilities” means, at any time, the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards of the Borrowers entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) without duplication of any items that are otherwise addressed or excluded through eligibility criteria, outstanding merchandise credits and customer deposits of the Borrowers.

“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties. All funds in each DDA (other than any payroll, trust and tax withholding accounts) shall be conclusively presumed to be Collateral and proceeds of Collateral, and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“Debt Service Charges” means, for any Measurement Period, the sum of (a) Consolidated Interest Charges paid in cash or required to be paid in cash for such Measurement Period (net of interest income for such Measurement Period), plus (b) the principal amount of all scheduled amortization payments made or required to be made on account of Indebtedness (excluding the Obligations and any Synthetic Lease Obligations but including, without limitation, Capital Lease Obligations) for such Measurement Period, in each case determined on a Consolidated basis.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees and Tranche A-1 Loans, an interest rate equal to (i) the Prime Rate plus (ii) the Applicable Margin applicable to Tranche A Loans which are Prime Rate Loans, plus (iii) 2% per annum; provided, however, that with respect to a LIBO Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, (b) when used with respect to Obligations which are Tranche A-1 Loans, an interest rate equal to (i) the Prime Rate plus (ii) the Applicable Margin applicable to Tranche A-1 Loans which are Prime Rate Loans, plus (iii) 2% per annum; provided, however, that with respect to a LIBO Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, and (c) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate for Standby Letters of Credit or Commercial Letters of Credit, as applicable, plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Dilution Reserve” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent from time to time determines in its Permitted Discretion, in accordance with the provisions of Section 2.01(b), as reflecting dilution of Eligible Credit Card Receivables or Eligible Non-Credit Card Receivables.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction), whether in one transaction or in a series of transactions of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Equity Interests that do not constitute Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or redeemable (other than solely for Equity Interests that do not constitute Disqualified Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Maturity Date; provided, however, that (i) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (ii) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Lead Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Lead Borrower or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means (a) a Lender or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities; and (e) any other Person (other than a natural person) approved by (i) the Administrative Agent, the L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Lead Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries.

“Eligible Credit Card Receivables” means, at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to a Borrower from a credit card payment processor and/or credit card issuer, and in each case originated in the ordinary course of business of such Borrower, (ii) as to which the Lead Borrower has not received written notice from the Administrative Agent that such Credit Card Receivable is not acceptable to the Administrative Agent in its Permitted Discretion for inclusion in the Borrowing Base (which notice shall be furnished no less than five (5) Business Days prior to the date that such Credit Card Receivable shall become unacceptable for inclusion in the Borrowing Base (during which period the Administrative Agent shall be available to discuss in good faith any such Credit Card Receivable with the Lead Borrower)), and (iii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (k) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, an Account shall indicate no Person other than a Borrower as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer, a credit card payment processor, or credit card issuer pursuant to the terms of any agreement or understanding) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrowers to reduce the amount of such Credit Card Receivable. Any Credit Card Receivables meeting the foregoing criteria shall be deemed Eligible Credit Card Receivables but only as long as such Credit Card Receivable is not included within any of the following categories, in which case such Credit Card Receivable shall not constitute an Eligible Credit Card Receivable:

(a) Credit Card Receivables which do not constitute an “Account” (as defined in the UCC);

(b) Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;

(c) Credit Card Receivables with respect to which a Borrower does not have good, and valid title, free and clear of any Lien (other than Liens granted to the Collateral Agent and other Permitted Encumbrances);

(d) Credit Card Receivables that are not subject to a first priority security interest in favor of the Collateral Agent (other than Permitted Encumbrances having priority over the Lien of the Collateral Agent under applicable Law) (it being the intent that chargebacks in the ordinary course by such processors shall not be deemed violative of this clause);

(e) Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (but only to the extent of such claim, counterclaim, offset or chargeback);

(f) Credit Card Receivables as to which the processor has the right under certain circumstances to require a Borrower to repurchase the Accounts from such credit card processor;

(g) Credit Card Receivables due from an issuer or payment processor of the applicable credit card which is the subject of any bankruptcy or insolvency proceedings;

(h) Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable issuer with respect thereto;

(i) Credit Card Receivables which do not conform in all material respects to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables;

(j) Credit Card Receivables which are evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Collateral Agent and, to the extent necessary or appropriate, endorsed to the Collateral Agent; or

(k) Credit Card Receivables arising from the use of a private label or co-branded credit card.

“Eligible Inventory” means, as of the date of determination thereof, items of Inventory of a Borrower that (i) are finished goods, merchantable and readily saleable to the public in the ordinary course, (ii) as to which the Lead Borrower has not received written notice from the Administrative Agent that such Inventory is deemed by the Administrative Agent, in its Permitted Discretion, to be ineligible for inclusion in the calculation of the Borrowing Base (which notice shall be furnished no less than five (5) Business Days prior to the date that such Inventory shall become unacceptable for inclusion in the Borrowing Base (during which period the Administrative Agent shall be available to discuss in good faith any such Inventory with the Lead Borrower)), (iii) in each case that, except as otherwise agreed by the Administrative Agent, complies in all material respects with each of the representations and warranties respecting Inventory made by the Borrowers in the Loan Documents, and (iv) is not excluded as ineligible by virtue of one or more of the criteria set forth below. Except as otherwise agreed by the Administrative Agent, the following items of Inventory shall not be included in Eligible Inventory:

(a) Inventory that is not solely owned by a Borrower or a Borrower does not have good and valid title thereto;

(b) Inventory that is leased by or is on consignment to a Borrower, or that is consigned by a Borrower to a Person which is not a Loan Party;

(c) Inventory that (i) is not located in the United States of America (excluding territories or possessions of the United States), or (ii) is located at a location that is not owned or leased by a Borrower or is located at a distribution center or warehouse leased by a Borrower with Inventory having a value in excess of $10,000,000, except to the extent that the Borrowers have furnished the Administrative Agent with (A) such documents that the Administrative Agent has reasonably requested in order to perfect its security interest in such Inventory (and any documents of title relating thereto) at such location, and (B) a Collateral Access Agreement executed by the Person owning any such location;

(d) Inventory that is comprised of goods which (i) are damaged, defective, or “seconds,” (ii) are to be returned to the vendor, (iii) are obsolete or custom items, work-in-process, raw materials, or that constitute promotional, marketing, packaging and shipping materials or supplies used or consumed in a Borrower’s business, (iv) are not in compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (v) are bill and hold goods;

(e) Inventory that is not subject to a perfected first priority security interest in favor of the Collateral Agent (other than Permitted Encumbrances having priority over the Lien of the Collateral Agent under applicable Law);

(f) Inventory that consists of samples, labels, bags, and other similar non-merchandise categories;

(g) Inventory that is not insured in compliance with the provisions of Section 6.07 hereof;

(h) Inventory that has been sold but not yet delivered or as to which a Borrower has accepted a deposit;

(i) Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which any Borrower or any of its Subsidiaries has received notice of a dispute in respect of any such agreement;

(j) Inventory consisting of recyclable parts or “core” merchandise; or

(k) Inventory acquired in a Permitted Acquisition, which Inventory has a value in excess of $5,000,000, unless and until the Collateral Agent has completed or received (A) an appraisal of such Inventory from appraisers reasonably satisfactory to the Collateral Agent, and (B) an updated commercial finance examination.

“Eligible Non-Credit Card Receivables” means Accounts arising from the sale of the Borrowers’ Inventory (other than those consisting of Credit Card Receivables) that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Account (i) has been earned by performance and represents the bona fide amounts due to a Borrower from an account debtor, and in each case originated in the ordinary course of business of such Borrower, and (ii) as to which the Lead Borrower has not received written notice from the Administrative Agent that such Account is not acceptable to the Administrative Agent in its Permitted Discretion for inclusion in the Borrowing Base (which notice shall be furnished no less than five (5) Business Days prior to the date that such Account shall become unacceptable for inclusion in the Borrowing Base (during which period the Administrative Agent shall be available to discuss in good faith any such Account with the Lead Borrower)), and (iii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (u) below. Without limiting the foregoing, to qualify as an Eligible Non-Credit Card Receivable, an Account shall indicate no Person other than a Borrower as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received by the Borrowers in respect of such Account but not yet applied by the Borrowers to reduce the amount of such Eligible Non-Credit Card Receivable. Any Accounts meeting the foregoing criteria shall be deemed Eligible Non-Credit Card Receivables but only as long as such Account is not included within any of the following categories, in which case such Account shall not constitute an Eligible Non-Credit Card Receivable:

(a) Accounts that are not evidenced by an invoice;

(b) Accounts that have been outstanding for more than ninety (90) days from the invoice date or more than sixty (60) days from the invoice due date;

(c) Accounts due from any account debtor, fifty percent (50%) or more of whose Accounts are ineligible under the provisions of clause (b), above;

(d) Accounts with respect to which a Borrower does not have good and valid title thereto, free and clear of any Lien (other than Liens granted to the Collateral Agent pursuant to the Security Documents and Permitted Encumbrances having priority over the Lien of the Collateral Agent under applicable Law);

(e) Accounts which are disputed or with respect to which a claim, counterclaim, offset or chargeback has been asserted, but only to the extent of such dispute, counterclaim, offset or chargeback;

(f) Accounts which are not payable in Dollars;

(g) Accounts which are owed by any employee or Affiliate of a Loan Party;

(h) Accounts for which all consents, approvals or authorizations of, or registrations or declarations with any Governmental Authority required to be obtained, effected or given in connection with the performance of such Account by the account debtor or in connection with the enforcement of such Account by the Agents have not been duly obtained, effected or given or are not in full force and effect;

(i) Accounts due from an account debtor which is the subject of any bankruptcy or insolvency proceeding, has had a trustee or receiver appointed for all or a substantial part of its property, has made an assignment for the benefit of creditors or has suspended its business;

(j) Accounts due from the federal government of the United States of America or any department, agency or instrumentality thereof unless the applicable Borrower has complied with the Federal Assignment of Claims Act of 1940 and any similar legislation;

(k) Accounts (i) owing from any Person that is also a supplier to or creditor of a Loan Party or any of its Subsidiaries unless such Person has waived any right of setoff in a manner reasonably acceptable to the Administrative Agent or (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling a Borrower or any of its Subsidiaries to discounts on future purchase therefrom;

(l) Accounts arising out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return;

(m) Accounts arising out of sales to account debtors outside the United States or to any account debtor whose principal place of business is not within the continental United States, unless such Accounts are fully backed by an irrevocable letter of credit on terms, and issued by a financial institution, reasonably acceptable to the Administrative Agent and, if a Cash Dominion Event is then continuing, such irrevocable letter of credit is in the possession of the Collateral Agent;

(n) Accounts that are on terms other than those normal and customary in the Borrowers’ business;

(o) Accounts consisting of amounts due from vendors as rebates or allowances;

(p) Accounts due for changeover merchandise and product returns;

(q) Accounts evidenced by a promissory note or other instrument unless such promissory note or other instrument has been endorsed to, and is in the possession of, the Collateral Agent;

(r) Accounts which are in excess of the credit limit for such account debtor established by the Borrowers in the ordinary course of business and consistent with past practices;

(s) Accounts which include extended payment terms (datings) beyond those generally furnished to other account debtors in the ordinary course of business;

(t) Accounts which constitute consumer receivables which are part of a systematic consumer receivable program established by any Borrower; or

(u) Accounts which are reflected as “Daily Accounts” in the Borrowers’ books and records, consistent with past practices.

“Eligible Real Estate” means Real Estate which, except as otherwise agreed by the Administrative Agent, satisfies all of the following conditions:

(a) A Borrower owns such Real Estate in fee simple absolute;

(b) The Administrative Agent shall have received evidence that all actions for which the Administrative Agent shall have notified the Lead Borrower that the Administrative Agent has reasonably deemed necessary in order to create valid first priority Liens (subject in priority only to (i) those Permitted Encumbrances which have priority over the Lien of the Collateral Agent by operation of applicable Law, and (ii) Liens referred to in Schedule B of the Mortgage Policies insuring the Mortgages has been taken);

(c) The Real Estate or any portion thereof (the loss of which shall have, in the Permitted Discretion of the Collateral Agent, a material impact on the use, operation or value of the Property (as defined in the Mortgages)) shall not have been damaged or taken through condemnation (which term shall include any damage or taking by any Governmental Authority, quasi-governmental authority, any Person having the power of condemnation, or any transfer by private sale in lieu thereof), either temporarily or permanently;

(d) The Administrative Agent shall have received an appraisal of such Real Estate complying with the requirements of FIRREA by a third party appraiser engaged by the Administrative Agent and otherwise in form and substance reasonably satisfactory to the Administrative Agent; and

(e) The Real Estate Eligibility Requirements have been satisfied.

“Environmental Compliance Reserve” means, with respect to Eligible Real Estate, and without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, any reserve which the Administrative Agent, from time to time in its Permitted Discretion, in accordance with the provisions of Section 2.01(b), establishes for estimable amounts that are reasonably likely to be expended by any of the Loan Parties in order for such Loan Party and its operations and property constituting Eligible Real Estate (or located thereon) (a) to comply with any notice from a Governmental Authority asserting non-compliance with Environmental Laws relating to Eligible Real Estate, or (b) to correct any such non-compliance with Environmental Laws or to provide for any Environmental Liability relating to Eligible Real Estate.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any Contractual Obligation pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning specified in the Security Agreement.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants or options for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Lead Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Lead Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Lead Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Lead Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or in which it is otherwise treated as doing business, or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Lead Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law after such Foreign Lender becomes a party hereto) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a) and (d) any United States back up withholding taxes.

“Executive Order” has the meaning specified in Section 10.18.

“Existing Credit Agreements” means, collectively, (a) that certain Credit Agreement dated as of July 29, 2005 among the Lead Borrower, Wells Fargo Bank, N.A., as agent, and a syndicate of lenders, as amended through the Closing Date, (b) that certain Term Credit Agreement dated as of June 30, 2006 among CSK Auto, Inc., JPMorgan Chase Bank, N.A., as administrative agent, the other agents party thereto, and a syndicate of lenders, as amended through the Closing Date, (c) that certain Second Amended and Restated Credit Agreement dated as of July 15, 2005 among CSK Auto, Inc., JPMorgan Chase Bank, N.A., as administrative agent, and a syndicate of lenders, as amended through the Closing Date, (d) that certain Master Note Purchase Agreement dated May 1, 2006 among the Lead Borrower and the purchasers named therein with respect to the $75,000,000 Series 2006-A Senior Notes due May 15, 2006, as amended through the Closing Date, and (e) that certain Second Amended and Restated Master Agreement dated as of September 28, 2007 among the Lead Borrower, SunTrust Bank, the financial institutions party thereto, U.S. Bank National Association, as Syndication Agent, Regions Bank and Commerce Bank N.A., as Co-Documentation Agents and SunTrust Equity Funding, LLC, as Agent, and the related Second Amended and Restated Master Lease dated as of September 28, 2007 between the Lead Borrower and SunTrust Bank, each as amended through the Closing Date.

“Existing Letters of Credit” means the letters of credit described on Schedule 1.04 hereto.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, indemnity payments and any purchase price adjustments.

“Facility Guaranty” means each Guaranty (or joinder thereto) made by the Guarantors in favor of the Agents and the other Credit Parties, in substantially the form attached hereto as Exhibit J or otherwise reasonably satisfactory to the Administrative Agent.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Amended and Restated Fee Letter, dated April 1, 2008, among the Lead Borrower, the Administrative Agent, Lehman Commercial Paper Inc., Lehman Brothers Commercial Bank, and the Arrangers.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the last day of each calendar month in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the last day of each March, June, September and December of such Fiscal Year in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Year” means any period of twelve (12) consecutive months ending on December 31 of any calendar year.

“Foreign Asset Control Regulations” has the meaning specified in Section 10.18.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Lead Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Fee” has the meaning specified in Section 2.03(j).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means each Subsidiary of the Lead Borrower named on Schedule 1.02 hereto and each other Subsidiary of the Lead Borrower that shall be required to execute and deliver a Facility Guaranty pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immaterial Subsidiary” means each Subsidiary of the Lead Borrower that has been designated by the Lead Borrower in writing to the Administrative Agent as an “Immaterial Subsidiary” for purposes of this Agreement and the other Loan Documents, provided that (a) for purposes of this Agreement, at no time shall (i) the total assets of all Immaterial Subsidiaries, as of the end of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b) hereof, equal or exceed five percent (5%) of the Consolidated total assets of the Lead Borrower and its Subsidiaries, or (ii) any Immaterial Subsidiary own any assets of the type included in the Borrowing Base, or (iii) the gross revenues of all Immaterial Subsidiaries for any Measurement Period equal or exceed five percent (5%) of the Consolidated gross revenues of the Lead Borrower and its Subsidiaries for such Measurement Period, in each case as determined in accordance with GAAP. As of the Closing Date, the Subsidiaries specified on Schedule 1.03 hereto are the sole Subsidiaries designated by the Lead Borrower as Immaterial Subsidiaries for purposes of this Agreement and the other Loan Documents.

“Incremental Availability” means, at any time of calculation, the additional amount available to be borrowed by the Borrowers based upon the difference between the Tranche A-1 Borrowing Base and the Tranche A Borrowing Base as reflected on the most recent Borrowing Base Certificate delivered by the Borrowers to the Administrative Agent pursuant to Section 4.01(c) or Section 6.02(b) hereof.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and, in each case, not past due for more than ninety (90) days after the due date of such trade account payable, and (ii) unsecured obligations due to vendors under any vendor factoring line);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness of such Person;

(g) all obligations of such Person with respect to Disqualified Stock valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person and except to the extent the Lead Borrower’s or such Subsidiary’s liability for such Indebtedness is otherwise limited. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.06(g).

“Information Memorandum” means the information memorandum dated May 15, 2008 used by the Arrangers in connection with the syndication of the Commitments.

“Intellectual Property” means all trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans, indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications (including copyrights for computer programs); unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; any Loan Party’s rights in any license agreements related to any of the foregoing and income therefrom; intellectual property rights in books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data and databases; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Interest Payment Date” means, (a) as to any LIBO Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBO Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Prime Rate Loan (including a Swing Line Loan), the first Business Day after the end of each Fiscal Quarter and the Maturity Date.

“Interest Period” means, as to each LIBO Rate Loan, the period commencing on the date such LIBO Rate Loan is disbursed or converted to or continued as a LIBO Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter, as selected by the Lead Borrower in its Committed Loan Notice or, if available to all of the applicable Lenders, nine (9) or twelve (12) months or one (1) or two (2) weeks as requested by the Lead Borrower; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii) no Interest Period shall extend beyond the Maturity Date; and

(iv) notwithstanding the provisions of clause (iii), unless Interest Periods of one (1) or two (2) weeks are available to all of the applicable Lenders, no Interest Period shall have a duration of less than one (1) month, and if any Interest Period applicable to a LIBO Borrowing would be for a shorter period, such Interest Period shall not be available hereunder.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion, in accordance with the provisions of Section 2.01(b), with respect to the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of the Equity Interests of another

Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, (c) any Acquisition, or (d) any acquisition of Store locations of any Person for which the aggregate consideration payable in connection with such acquisition is less than $50,000,000 in any single transaction and, together with all such other acquisitions, is less than $100,000,000 in the aggregate in any twelve (12) month period, in any transaction or group of transactions which are part of a common plan. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Lead Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means an agreement, in the form attached hereto as Exhibit I or otherwise reasonably satisfactory to the Administrative Agent pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement in the same capacity and to the same extent as either a Borrower (if it owns assets of the type included in the Borrowing Base) or otherwise as a Guarantor.

“Joint Book Runners” means Banc of America Securities LLC, Lehman Brothers Inc., J.P.Morgan Securities Inc., BB&T Capital Markets and General Electric Capital Markets, Inc., in their capacities as Joint Book Runners.

“Laws” means each international, foreign, federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Tranche A Lender, such Tranche A Lender’s funding of its participation in any L/C Borrowing in accordance with its Tranche A Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on or prior to the date required to be reimbursed by the Borrowers pursuant to Section 2.03(c)(i) or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) Bank of America in its capacity as issuer of Letters of Credit hereunder (including, without limitation, with respect to any Existing Letters of Credit issued by it), or any successor issuer of Letters of Credit hereunder (which successor may only be a Lender selected by the Administrative Agent in its discretion and reasonably acceptable to the Lead Borrower), (b) up to two additional Tranche A Lenders selected by the Lead Borrower and reasonably acceptable to the

Administrative Agent, and (c) with respect to the Existing Letters of Credit and until such Existing Letters of Credit expire or are returned undrawn, JPMorgan Chase Bank, N.A. and Wells Fargo Retail Finance, LLC or its Affiliates. The L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Obligations” means, as at any date of determination, and without duplication, the aggregate undrawn amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Borrower” has the meaning specified in the introductory paragraph hereto.

“Lease” means any written agreement pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Tranche A Lenders, the Tranche A-1 Lenders and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Lead Borrower and the Administrative Agent.

“Letter of Credit” means each Standby Letter of Credit and each Commercial Letter of Credit issued hereunder and shall include each Existing Letter of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $200,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Tranche A Commitments. A permanent reduction of the Aggregate Tranche A Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit; provided, however, that if the Aggregate Tranche A Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Lead Borrower’s option, less than) the Aggregate Tranche A Commitments.

“LIBO Borrowing” means a Borrowing comprised of LIBO Rate Loans.

“LIBO Rate” means, for any Interest Period with respect to a LIBO Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the

Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.

“LIBO Rate Loan” means a Committed Loan that bears interest at a rate based on the Adjusted LIBO Rate.

“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment for security, encumbrance, lien (statutory or other), or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capital Lease Obligation, Synthetic Lease Obligation, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidation” means the exercise by the Administrative Agent or Collateral Agent of those rights and remedies accorded to such Agents under the Loan Documents and applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Administrative Agent, of any public, private or “going out of business”, “store closing” or other similar sale or any other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means an extension of credit by a Lender to any Borrower under Article II in the form of a Committed Loan (Tranche A Loans and Tranche A-1 Loans) or a Swing Line Loan.

“Loan Account” has the meaning specified in Section 2.11(a).

“Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Commitments and (b) the Borrowing Base.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, all Borrowing Base Certificates, the Security Documents, the Facility Guaranty, and any other instrument or agreement now or hereafter executed and delivered by any Loan Party in connection herewith.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Lead Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties to perform their obligations under the Loan Documents; or (c) a material impairment of the rights and remedies of the Agents or the Lenders under the Loan Documents or a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties of the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $20,000,000. For purposes of determining the amount of Material Indebtedness at any time, the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof.

“Maturity Date” means July 11, 2013.

“Maximum Rate” has the meaning specified in Section 10.09.

“Measurement Period” means, at any date of determination, the most recently completed twelve (12) Fiscal Months of the Lead Borrower and its Subsidiaries, except that with respect to the calculation of the Consolidated Leverage Ratio, “Measurement Period” shall mean the most recently completed four (4) Fiscal Quarters of the Lead Borrower and its Subsidiaries.

“Merger” means the acquisition by the Lead Borrower, directly or indirectly, of the Equity Interests of CSK and the consummation of the merger described in the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger among O’Reilly Automotive, Inc., OC Acquisition Company and CSK Auto Corporation dated as of April 1, 2008.

“Merger Date” means the date of effectiveness of the merger of Merger Sub with and into CSK pursuant to the Merger Agreement.

“Merger Sub” means OC Acquisition Company, a Delaware corporation, an indirect Wholly Owned Subsidiary of the Lead Borrower.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means each and every fee mortgage or deed of trust, security agreement and assignment by a Loan Party owning the Real Estate encumbered thereby in favor of the Collateral Agent.

“Mortgage Policy” has the meaning specified in the definition of Real Estate Eligibility Requirements.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Lead Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means, (a) with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received by any Loan Party or any of its Subsidiaries in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Collateral Agent’s Lien on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents), plus (B) the reasonable and customary out-of-pocket fees and expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates)), plus (C) amounts provided as a funded reserve against any liabilities under any indemnification obligation or purchase price adjustment associated with such Disposition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds); and

(b) with respect to the sale or issuance of any Equity Interest by any Subsidiary of the Lead Borrower, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.

“Non-Consenting Lender” has the meaning specified in Section 10.01.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means (i) Tranche A Notes, (ii) the Tranche A-1 Notes, and (iii) the Swing Line Note.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, and indemnities, of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and (b) any Other Liabilities.

“Operating Cash” means, without duplication, (a) cash maintained in the cash registers in the Stores in the normal course of business and consistent with past practices, (b) minimum balances maintained in DDAs consistent with past practices, and (c) minimum balances maintained in Blocked Accounts consistent with past practices, provided that Operating Cash described in the foregoing clauses (b) and (c) shall not exceed $15,000,000 in the aggregate at any time.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Liabilities” means any obligation of any Loan Party or Subsidiary on account of (a) any Cash Management Services and/or (b) any Bank Products.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, excluding, however any such amounts imposed as a result of an assignment by a Lender of its Loans or Commitments.

“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by any Borrower of Unreimbursed Amounts.

“Overadvance” means a Credit Extension to the extent that, immediately after its having been made, Availability is less than zero.

“Participant” has the meaning specified in Section 10.06(d).

“Participation Register” has the meaning specified in Section 10.06(d).

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, that (a) no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making such payment, (b) after giving effect to such transaction or payment, the Pro Forma Availability Condition has been satisfied, (c) the Consolidated Fixed Charge Coverage Ratio, on a Pro Forma Basis tested on a trailing twelve (12) month basis at the end of each Fiscal Month during the six (6) months preceding such transaction or payment, would have been equal to or greater than the amounts required under Section 7.14(a) hereof, assuming a Covenant Compliance Event then exists, and (d) the Consolidated Leverage Ratio, on a Pro Forma Basis tested on a trailing twelve month basis at the end of each Fiscal Quarter during the six (6) months preceding such transaction or payment, would have been equal to or less than the ratio required under Section 7.14(b) hereof. Prior to undertaking any transaction or payment which is subject to the Payment Conditions, the Loan Parties shall deliver to the Administrative Agent evidence of satisfaction of the conditions contained in clauses (b), (c) and (d), above based on business assumptions consistent with past practices or otherwise reasonably satisfactory to the Administrative Agent.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Lead Borrower or any ERISA Affiliate or to which the Lead Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means an Acquisition in which all of the following conditions are satisfied:

(a) Such Acquisition shall not be a hostile Acquisition;

(b) The Lead Borrower shall have furnished the Administrative Agent with at least fifteen (15) days’ prior written notice (or such shorter period as the Administrative Agent may agree) of such intended Acquisition and shall have furnished the Administrative Agent with a current draft of the material acquisition documents (and final copies thereof as and when executed), appropriate financial statements of the Person which is the subject of such Acquisition (to the extent available), pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with all Loan Parties), and such other information relating to such Acquisition as the Administrative Agent may reasonably require;

(c) To the extent that proceeds of Loans are used to pay any or all of the consideration in connection with such Permitted Acquisition, either (i) the components of the legal structure of the Acquisition that could have a material adverse impact on the Lenders shall be acceptable to the Administrative Agent in its Permitted Discretion, or (ii) the Loan Parties shall have provided the Administrative Agent with a solvency opinion from an unaffiliated third party valuation firm reasonably satisfactory to the Administrative Agent;

(d) After giving effect to the Acquisition, if the Acquisition is an Acquisition of Equity Interests, a Loan Party shall acquire and own, directly or indirectly, a majority of the Equity Interests in the Person being acquired and shall Control a majority of any voting interests or shall otherwise Control the governance of the Person being acquired;

(e) Any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or stock acquisition, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by a Loan Party or any Subsidiary under this Agreement; and

(f) The Loan Parties shall have satisfied the Payment Conditions.

“Permitted Discretion” means the Administrative Agent’s good faith credit judgment determined in accordance with its credit procedures for similar transactions, which determination may be based upon any factor or circumstance which it reasonably believes in good faith: (i) will or could reasonably be expected to adversely affect the value of the Collateral included in the Borrowing Base, the enforceability or priority of the Collateral Agent’s Liens thereon in favor of the Credit Parties or the amount which the Collateral Agent and the Credit Parties would likely receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (ii) suggests that any collateral report or financial information delivered to the Administrative Agent by or on behalf of the Loan Parties is incomplete, inaccurate or misleading in any material respect; (iii) could reasonably be expected to materially increase the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving any Loan Party; or (iv) creates or reasonably could be expected to create a Default or Event of Default. In exercising such judgment, the Administrative Agent may consider, without limitation, any of the following: (A) without duplication of any Reserve or items that are otherwise addressed or excluded through eligibility criteria, the financial and business climate and prospects of any Loan Party’s industry and general macroeconomic conditions; (B) changes in demand for and pricing of Inventory; (C) changes in any concentration of risk with respect to Inventory; (D) any other factors or circumstances that will or could reasonably be expected to have a Material Adverse Effect; (E) audits of books and records by third parties, history of chargebacks or other credit adjustments; and (F) any other factors that adversely change or could reasonably be expected to adversely change the credit risk of lending to the Borrowers on the security of the Collateral included in the Borrowing Base. Notwithstanding the foregoing, it shall not be within Permitted Discretion for the Administrative Agent to establish Reserves which are duplicative of each other whether or not such reserves fall under more than one reserve category, or which are duplicative of any items otherwise addressed or excluded through eligibility criteria.

“Permitted Disposition” means any of the following:

(a) Dispositions of Inventory in the ordinary course of business;

(b) bulk sales or other Dispositions of the Inventory and Equipment of a Loan Party or a Subsidiary not in the ordinary course of business in connection with Store relocations or Store closings permitted hereunder; provided, that all such sales of Inventory in connection with Store closings in excess of the number of Stores permitted to be closed under Section 7.15 hereof shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Agents; provided, further, that an amount equal to the Net Proceeds received in connection with all such Dispositions are applied to the Loans and to Cash Collateralize the L/C Obligations, if and to the extent then required in accordance with Section 2.05 hereof;

(c) non-exclusive licenses of Intellectual Property of a Loan Party or any of its Subsidiaries in the ordinary course of business;

(d) licenses for the conduct of licensed departments within the Loan Parties’ Stores in the ordinary course of business;

(e) Dispositions of Equipment and other assets (including abandonment of Intellectual Property) in the ordinary course of business that is substantially worn, damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Subsidiary;

(f) Dispositions among the Loan Parties or by any Subsidiary to a Loan Party;

(g) Dispositions by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party;

(h) as long as no Default then exists or would arise therefrom, Dispositions of Real Estate of any Loan Party or any Subsidiary (or sales of any Person or Persons created to hold such Real Estate or the Equity Interests in such Person or Persons), including sale-leaseback transactions involving any such Real Estate pursuant to leases on market terms, as long as, (A) such Disposition is made for fair market value, (B) with respect to any Eligible Real Estate, the Net Proceeds paid in cash are in an amount at least equal to the greater of the amounts advanced or available to be advanced against such Eligible Real Estate under the Borrowing Base, (C) an amount equal to the Net Proceeds of such Disposition is utilized to repay the Loans and Cash Collateralize the L/C Obligations if and to the extent then required in accordance with Section 2.05 hereof, and (D) in the case of any sale-leaseback transaction permitted hereunder, the Agents shall have received from such each purchaser or transferee a Collateral Access Agreement;

(i) Dispositions consisting of the compromise, settlement or collection of accounts receivable in the ordinary course of business, consistent with past practices;

(j) leases, subleases, space leases, licenses or sublicenses (and terminations of any of the foregoing), in each case in the ordinary course of business and which do not materially interfere with the business of the Lead Borrower and its Subsidiaries, taken as a whole;

(k) Dispositions of cash, cash equivalents and Permitted Investments described in clauses (a) through (e) of the definition of “Permitted Investments” contained in this Agreement, in each case on ordinary business terms and, to the extent constituting a Disposition, the making of Permitted Investments;

(l) any Disposition of Real Estate to a Governmental Authority as a result of the condemnation of such Real Estate so long as an amount equal to the Net Proceeds of such Disposition is utilized to repay the Loans and Cash Collateralize the L/C Obligations if and to the extent then required in accordance with Section 2.05 hereof; and

(m) other Dispositions, provided that the aggregate fair market value of all assets Disposed of in reliance upon this paragraph (m) shall not exceed $10,000,000 during any Fiscal Year of the Lead Borrower.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, and other like Liens imposed by applicable Law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or similar laws or regulations, other than any Lien imposed by ERISA;

(d) deposits to secure or relating to the performance of bids, trade contracts, government contracts, and leases (other than Indebtedness), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(e) Liens in respect of judgments that do not constitute an Event of Default hereunder;

(f) easements, covenants, conditions, restrictions, building code laws, zoning restrictions, encroachments, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Loan Parties taken as a whole and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the ordinary conduct of business of the Loan Parties taken as a whole;

(g) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed other than after-acquired property affixed or incorporated thereto and proceeds or products thereof, (ii) the amount secured or benefited thereby is not increased except to the extent permitted hereunder, and (iii) any renewal or extension of the obligations secured or benefited thereby is otherwise permitted hereunder;

(h) Liens on fixed or capital assets acquired by any Loan Party which are permitted under clause (c) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within one hundred eighty (180) days after such acquisition (other than refinancing thereof permitted hereunder) (other than Liens granted solely in contemplation of an acquisition securing Indebtedness referred to in clause (c)(ii) of the definition of Permitted Indebtedness), (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of such fixed or capital assets and (iii) such Liens shall not extend to any other property or assets of the Loan Parties or any Subsidiary and any accessions thereto and the proceeds and the products thereof;

(i) Liens in favor of the Collateral Agent for its own benefit and the benefit of the other Credit Parties;

(j) landlords’ and lessors’ Liens in respect of rent not in default for more than thirty (30) days and the existence of which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(k) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and other Permitted Investments, provided that such Liens (i) attach only to such Investments or other Investments held by such broker or dealer, and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m) Liens arising from precautionary UCC filings regarding “true” operating leases or, to the extent not prohibited under the Loan Documents, the consignment of goods to a Loan Party;

(n) voluntary Liens on property (other than Liens attaching to Inventory or Accounts) in existence at the time such property is acquired pursuant to a Permitted Acquisition or other Permitted Investment or on such property of a Subsidiary of a Loan Party in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition or other Permitted Investment; provided, that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition or other Permitted Investment and do not attach to any other assets of any Loan Party or any Subsidiary;

(o) Liens in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods;

(p) Liens referred to in Schedule B of the Mortgage Policies insuring the Mortgages;

(q) Liens (i) on cash advances in favor of the seller of any property to be acquired in any Permitted Acquisition or other Permitted Investment to be applied against the purchase price for such Permitted Acquisition or other Permitted Investment, (ii) consisting of an agreement to transfer any property in a Permitted Disposition, in each case, solely to the extent such Acquisition or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien, and (iii) on any cash earnest money deposits made by the Lead Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(r) any interest or title of a licensor, sublicensor, lessor or sublessor under leases or subleases or secured by a lessor’s or sublessor’s interests under licenses or leases entered into by the Lead Borrower or any of its Subsidiaries in the ordinary course of business;

(s) Liens in respect of the licensing of patents, copyrights, trademarks, trade names, other indications of origin, domain names and other forms of Intellectual Property in the ordinary course of business;

(t) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods (including under Article 2 of the UCC) and Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into by the Lead Borrower or any of its Subsidiaries;

(u) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto incurred in the ordinary course of business;

(v) Liens arising out of sale and leaseback transactions permitted hereunder and securing Indebtedness under clause (f) of the definition of “Permitted Indebtedness”; and

(w) other Liens on assets other than those of the type included in the Borrowing Base securing obligations outstanding in an aggregate principal amount not to exceed $10,000,000.

“Permitted Indebtedness” means each of the following:

(a) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to any premium or other amount paid, and fees and expenses reasonably incurred, in each case on then current market terms, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and (ii) the result of such extension, renewal or replacement shall not be an earlier maturity date or decreased weighted average life of such Indebtedness;

(b) Indebtedness of (i) any Loan Party to any other Loan Party; (ii) any Subsidiary that is not a Loan Party to any other any Subsidiary that is not a Loan Party; (iii) of any Subsidiary that is not a Loan Party to any Loan Party; and (iv) as long as no Event of Default exists at the time of incurrence of such Indebtedness or would arise therefrom, any Loan Party to Subsidiaries that are not Loan Parties in an aggregate principal amount, when combined with then outstanding Investments to such Subsidiaries made under clause (g)(iv) of the definition of “Permitted Investments”, does not exceed $10,000,000 at any time outstanding, provided that at the option of the Administrative Agent, any such Indebtedness described in clause (b)(iv) shall be evidenced by a promissory note which shall be subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent;

(c) without duplication of Indebtedness described in clause (f) of this definition, (i) purchase money Indebtedness of any Loan Party or any Subsidiary to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations, and (ii) any Indebtedness

assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (other than, in the case of the foregoing clause (ii), Indebtedness incurred solely in contemplation of such acquisition), and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, provided that, if requested by the Collateral Agent, the Loan Parties shall use commercially reasonable efforts to cause the holders of such Indebtedness to enter into an agreement permitting the Collateral Agent to utilize such fixed or capital assets in connection with the exercise of remedies under the Loan Documents by the Collateral Agent against the Collateral included in the Borrowing Base, provided further that the Collateral Agent will not make any such request unless the Collateral Agent determines in its Permitted Discretion that the failure to obtain such an agreement will or could reasonably be expected to adversely affect the value of the Collateral included in the Borrowing Base and the amount that the Collateral Agent may realize thereon upon the exercise of such remedies;

(d) Indebtedness (contingent or otherwise) of any Loan Party or any Subsidiary thereof existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business and not for purposes of speculation or taking a “market view;”

(e) Indebtedness in respect of performance bonds, bid bonds, customs and appeal bonds, surety bonds, performance and completion guarantees and similar obligations, or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case provided in the ordinary course of business;

(f) Indebtedness incurred (A) for the construction or acquisition or improvement of Real Estate, or (B) to finance or to refinance any Real Estate owned by any Loan Party or any Subsidiary (including therein any Indebtedness incurred in connection with sale-leaseback transactions permitted hereunder), provided, that with respect to any Indebtedness incurred under this clause (B) relating to Real Estate that is subject to a Mortgage, (i) with respect to any Eligible Real Estate, the Net Proceeds paid in cash are in an amount at least equal to the greater of the amounts advanced or available to be advanced against such Eligible Real Estate under the Borrowing Base, (ii) an amount equal to the Net Proceeds received in connection with any such Indebtedness is utilized to repay the Loans and Cash Collateralize the L/C Obligations if and to the extent then required in accordance with Section 2.05 hereof, and (iii) the Loan Parties shall use commercially reasonable efforts to cause the holders of such Indebtedness to enter into a Collateral Access Agreement;

(g) Indebtedness with respect to the deferred purchase price for any Permitted Acquisition;

(h) Indebtedness of any Person that becomes a Subsidiary of a Loan Party in a Permitted Acquisition or other Permitted Investments, which Indebtedness is existing at the time such Person becomes a Subsidiary of a Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of a Loan Party);

(i) the Obligations;

(j) (i) Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments in connection with Permitted Dispositions; and (ii) Indebtedness consisting of obligations of the Lead Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with any Permitted Investment;

(k) Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(l) Guarantees (i) by any Loan Party of the Indebtedness described in clause (a) hereof, (ii) by any Loan Party of any Indebtedness of another Loan Party permitted hereunder, and (iii) as long as no Event of Default exists or would arise therefrom, by any Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Loan Party to the extent such Guarantees are permitted pursuant to Section 7.02;

(m) other unsecured Indebtedness; and

(n) other Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.

“Permitted Investments” means each of the following:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated, at the time of acquisition thereof, at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than one year from the date of acquisition thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated, at the time of acquisition thereof, as described in clause (b) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than one year from the date of acquisition thereof;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above at the time of acquisition thereof or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(e) Investments, classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have, at the time of acquisition thereof, the highest rating obtainable from either Moody’s or S&P, and which invest primarily in one or more of the types of securities described in clauses (a) through (d) above;

(f) Investments existing on the Closing Date, and set forth on Schedule 7.02, but not any increase in the amount thereof;

(g) (i) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by any Subsidiary that is not a Loan Party in any Loan Party or in any other Subsidiary that is not a Loan Party, (iii) additional Investments by any Loan Party in any other Loan Party, and (iv) as long as no Event of Default exists at the time such Investment is made or would arise therefrom, additional Investments by any Loan Party in Subsidiaries that are not Loan Parties in an aggregate amount, when combined with then outstanding Indebtedness to such Subsidiaries under clause (b)(iv) of the definition of “Permitted Indebtedness”, that does not exceed $10,000,000 at any time outstanding;

(h) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(i) Guarantees constituting Permitted Indebtedness;

(j) Investments received by any Loan Party from purchasers of any assets pursuant to Permitted Dispositions;

(k) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(l) (i) advances of payroll payments to employees in the ordinary course of business and (ii) other loans and advances to officers, directors and employees of the Loan Parties and Subsidiaries in the ordinary course of business in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(m) Investments constituting Permitted Acquisitions and earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(n) capital contributions made by (i) any Loan Party to another Loan Party or (ii) any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party;

(o) Investments in the form of Swap Contracts not prohibited hereunder;

(p) Investments of any Person existing at the time such Person becomes a Subsidiary of any Loan Party or consolidates or merges with the Lead Borrower or any of its Subsidiaries (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(q) as long as no Event of Default exists or would arise therefrom, other Investments in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(r) the Tender Offer and the Merger;

(s) Guarantees of leases or other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(t) other Investments as long as the Payment Conditions are satisfied;

(u) any acquisition of Store locations of any Person (whether by (i) purchase or other acquisition of all or substantially all of the assets or properties of such Person or of any business unit of such Person, (ii) merger or consolidation of such Person with any Loan Party or any Subsidiary, (iii) any other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of such Person or (iv) otherwise) for which the aggregate consideration payable in connection with such acquisition is less than $50,000,000 in any single transaction or less than $100,000,000 in the aggregate in any twelve (12) month period; and

(v) Investments by the Merger Sub in the Shares (including any payments to holders of Shares who have properly perfected rights to appraisal in accordance with Section 262 of the Delaware General Corporation Law);

provided, however, that notwithstanding the foregoing, after the occurrence and during the continuance of a Cash Dominion Event, no such Investments specified in clauses (a) through (e), clause (q), clause (t) and clause (u) shall be incurred (unless, in the case of Investments specified in clause (u), any Loan Party or any Subsidiary is bound under any Contractual Obligation relating thereto, so long as such Contractual Obligation was not entered into during the continuance of a Cash Dominion Event) unless (i) either (A) no Loans are then outstanding, or (B) the Investment is a temporary Investment pending expiration of an Interest Period for a LIBO Rate Loan, the proceeds of which Investment will be applied to the Loans after the expiration of such Interest Period, and (ii) such Investments are pledged to the Collateral Agent as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by the Collateral Agent.

“Permitted Overadvance” means an Overadvance made by the Administrative Agent, in its reasonable discretion, which:

(a) (i) is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; or

(ii) is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation; or

(iii) is made to pay any other amount chargeable to any Loan Party hereunder; and

(b) together with all other Permitted Overadvances then outstanding, shall not (i) exceed ten percent (10%) of the Borrowing Base at any time or (ii) unless a Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days, unless, in each case, the Required Lenders otherwise agree;

provided however, that the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.03 regarding any Tranche A Lender’s obligations with respect to Letters of Credit, or (ii) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for

“inadvertent Overadvances” (i.e. where an Overadvance results from changed circumstances beyond the control of the Administrative Agent (such as a reduction in the collateral value)), and such “inadvertent Overadvances” shall not reduce the amount of Permitted Overadvances allowed hereunder, and further provided that in no event shall the Administrative Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Aggregate Commitments (as in effect prior to any termination of the Commitments pursuant to Section 2.06 hereof).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Lead Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Post Closing Agreement” means that certain letter dated as of the Closing Date between the Administrative Agent and the Loan Parties setting forth certain items which were conditions precedent to the effectiveness of this Agreement, but which the Administrative Agent has agreed can be performed after the Closing Date.

“Prepayment Event” means:

(a) Any Disposition generating Net Proceeds greater than $5,000,000 of any property or asset of a Loan Party described in clauses (b), (h), (l) and (m) of the definition of “Permitted Disposition”;

(b) Any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of a Loan Party, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), and condemnation awards (and payments in lieu thereof); provided that any receipt of Net Proceeds of less than $5,000,000 in connection with any of the foregoing shall not constitute a Prepayment Event; or

(c) The issuance by a Subsidiary of the Lead Borrower of any Equity Interests, other than any such issuance of Equity Interests (i) to a Loan Party, (ii) as consideration for a Permitted Acquisition or (iii) as a compensatory issuance to any employee, director, or consultant (including under any option plan).

“Prime Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Prime Rate Loan” means a Loan that bears interest based on the Prime Rate.

“Pro Forma Availability Condition” means, for any date of calculation with respect to any transaction or payment, the Pro Forma Availability, after giving effect to such transaction or payment, will be equal to or greater than twenty-five percent (25%) of the Loan Cap.

“Pro Forma Availability” means, for any date of calculation, the projected average Availability for each Fiscal Month during the six (6) Fiscal Months immediately following such date.

“Pro Forma Basis” means, as to any Person, for any events that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive Fiscal Quarter period ended on or before the occurrence of such event (the “Reference Period”). Without limiting the foregoing, (a) in making any determination of Consolidated EBITDA on a Pro Forma Basis, effect shall be given, without limitation, to any Permitted Acquisition that occurred during the Reference Period, (b) in making any determination of Consolidated EBITDA on a Pro Forma Basis for the purpose of calculating satisfaction of the Payment Conditions, effect shall be given, without limitation, to any Permitted Acquisition, Restricted Payment pursuant to Sections 7.06(g) and 7.06(h), Investment pursuant to clause (t) of the definition of “Permitted Investments” and voluntary prepayment of Indebtedness pursuant to Section 7.07, in each case that occurred during the Reference Period, and (c) in making any determination on a Pro Forma Basis of, (i) Indebtedness, all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and working capital and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise) issued, incurred, assumed or permanently repaid during the Reference Period shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period, and (ii) Consolidated Interest Charges, the Consolidated Interest Charges of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (i), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods. Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Lead Borrower, shall be factually supportable and based upon facts and assumptions which are reasonable.

“Public Lender” has the meaning specified in Section 6.02.

“Real Estate” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned or leased by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto.

“Real Estate Advance Rate” means the following percentages for the periods set forth below:

Period	Advance Rate
Closing Date through July 11, 2009	50%
July 12, 2009 through July 11, 2010	43.75%
July 12, 2010 through July 11, 2011	37.5%
July 12, 2011 through July 11, 2012	31.25%
July 12, 2012 through July 11, 2013	25.0%
From and after July 12, 2013	0%

“Real Estate Cap” means at any time of calculation, thirty-three percent (33%) of the Borrowing Base.

“Real Estate Eligibility Requirements” means, collectively, each of the following:

(a) The applicable Borrower has executed and delivered to the Collateral Agent a Mortgage with respect to any Real Estate intended, by such Borrower, to be included in Eligible Real Estate;

(b) Such Real Estate is used by a Borrower for offices or as a store or distribution center or other purposes not prohibited by this Agreement or the other Loan Documents;

(c) As to any particular property, the applicable Borrower is in compliance in all material respects with the representations, warranties and covenants set forth in the Mortgage relating to such Real Estate;

(d) The Collateral Agent shall have received fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (or marked-up title insurance commitments having the effect of a policy of title insurance) (the “Mortgage Policies”) in form and substance, with the endorsements reasonably required by the Agents (to the extent available at commercially reasonable rates) and in amounts reasonably acceptable to the Collateral Agent, issued by First American Title Insurance Company, Fidelity Title Insurance Company or other title insurers reasonably acceptable to the Collateral Agent, insuring the Mortgages to be valid first and subsisting Liens on the property or leasehold interests described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances;

(e) With respect to any Real Estate owned by a Borrower (excluding interests as lessee under a Lease) which is intended by such Borrower to be included in Eligible Real Estate and which has an Appraised Value of $1,500,000 or more, the Collateral Agent shall have received: (i) American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, certified to the Collateral Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Collateral Agent by a land surveyor duly registered and licensed in the states in which the property described in such surveys is located and reasonably acceptable to the Collateral Agent, showing all buildings and other improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to the Collateral Agent, or (ii) survey coverage either in the form of deleting or endorsing over a survey exception and by providing survey endorsements in form reasonably acceptable to the Collateral Agent;

(f) With respect to any Real Estate intended by any Borrower to be included in Eligible Real Estate, the Collateral Agent shall have received a Phase I Environmental Site Assessment in accordance with ASTM Standard E1527-05, in form and substance reasonably satisfactory to the Collateral Agent, from Terracon, ATC Associates, Inc. or another environmental consulting firm reasonably acceptable to the Collateral Agent, which report shall identify recognized environmental conditions and shall to the extent possible quantify any related costs and liabilities, associated with such conditions and the Collateral Agent shall be satisfied with the nature and amount of any such matters. The Collateral Agent may, upon the receipt of a Phase I Environmental Site Assessment require the delivery of further environmental assessments or reports to the extent such further assessments or reports are recommended in the Phase I Environmental Site Assessment;

(g) If required by applicable Law, the applicable Borrower shall have delivered to the Collateral Agent evidence of flood insurance that covers any parcel of improved Real Estate that is encumbered by a Mortgage in favor of the Collateral Agent, which insurance shall name the Collateral Agent as mortgagee and shall be in an amount and in such form that complies with the requirements under the National Flood Insurance Act;

(h) The applicable Borrower shall have delivered such other information and documents as may be reasonably requested by the Agents to the extent necessary to comply with FIRREA; and

(i) With respect to any Eligible Real Estate subject to a Mortgage,

(A) such Real Estate, including the Improvements thereon, shall be kept in good order, repair and tenantable condition;

(B) no material waste, impairment, or deterioration of the Property (as defined in the Mortgages) shall have been committed and the Property shall not have been abandoned; and

(C) no Improvements now existing or hereafter erected on the Property shall have been demolished or altered in a manner that results in a change in the purpose of such Real Estate or materially and adversely affects the Appraised Value of such Real Estate, in each case without the prior consent of Collateral Agent, not to be unreasonably withheld.

“Realty Reserves” means, without duplication of any other Reserve or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent from time to time determines in the Administrative Agent’s Permitted Discretion, in accordance with the provisions of Section 2.01(b), as reflecting (i) the impediments to the Agents’ ability to realize upon any Eligible Real Estate, or (ii) claims and liabilities that the Administrative Agent determines in its Permitted Discretion will need to be satisfied in connection with the realization upon and Eligible Real Estate.

“Receivables Reserves” means, without duplication of any other Reserve or items that are otherwise addressed or excluded through eligibility criteria, such Reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion, in accordance with the provisions of Section 2.01(b), with respect to the determination of the collectability in the ordinary course of Eligible Non-Credit Card Receivables, including, without limitation, Dilution Reserves.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Lead Borrower and its Subsidiaries as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Reports” has the meaning specified in Section 9.12(b).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means all (if any) Inventory Reserves, Availability Reserves, Realty Reserves, and Receivables Reserves.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest of any Loan Party or any Subsidiary, or on account of any return of capital to any Loan Party’s or Subsidiary’s stockholders, partners or members (or the equivalent of any thereof), or any option or warrant to acquire any such dividend or other distribution or payment.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties and the Collateral Agent.

“Security Documents” means the Security Agreement, the Blocked Account Agreements, the Mortgages, the Credit Card Notifications, and each other security agreement or other instrument or document executed and delivered by any Loan Party to the Collateral Agent pursuant to this Agreement or any other Loan Document granting a Lien on any assets of any Loan Party to secure any of the Obligations.

“Senior Managing Agents” means Wells Fargo Retail Finance, LLC, SunTrust Bank, NA, Burdale Capital Finance, Inc. and U.S. Bank National Association, in their capacities as Senior Managing Agents.

“Settlement Date” has the meaning specified in Section 2.14(a).

“Shares” means the issued and outstanding shares of common stock, par value $0.01 per share, of CSK that are not owned on the date of this Agreement by the Lead Borrower.

“Shareholders’ Equity” means, as of any date of determination for any Person, consolidated shareholders’ equity of such Person and its Subsidiaries as of that date determined in accordance with GAAP.

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Shrink Reserve” means, without duplication of any other Reserve or items that are otherwise addressed or excluded through eligibility criteria, an amount reasonably estimated by the Administrative Agent in its Permitted Discretion, in accordance with the provisions of Section 2.01(b), to be equal to that amount which is required in order that the Shrink reflected in Borrowers’ stock ledger would be reasonably equivalent to the Shrink calculated as part of the Borrowers’ most recent physical inventory.

“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is on terms approved in writing by the Administrative Agent in its reasonable discretion.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s)

determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” means the promissory note of the Borrowers substantially in the form of Exhibit C-3, payable to the order of the Swing Line Lender, evidencing the Swing Line Loans made by the Swing Line Lender.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $75,000,000 and (b) the Aggregate Tranche A Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Tranche A Commitments.

“Syndication Agent” means Lehman Commercial Paper Inc.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” means the offer to purchase all of the Shares by Merger Sub in accordance with the Merger Agreement.

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Obligations (excluding Other Liabilities) is accelerated (or deemed accelerated) and the Aggregate Commitments are irrevocably terminated (or deemed terminated) in accordance with Section 8.02, and (iii) the date that the Aggregate Commitments are terminated by the Lead Borrower in accordance with Section 2.06 hereof.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trading with the Enemy Act” has the meaning set forth in Section 10.18.

“Tranche A Applicable Percentage” means, with respect to any Tranche A Lender at any time, the percentage (carried out to the fourth decimal place) of the Aggregate Tranche A Commitments represented by such Tranche A Lender’s Tranche A Commitment at such time. If the commitment of each Tranche A Lender to make Tranche A Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Sections 2.06(a) or 8.02 or if the Aggregate Tranche A Commitments have expired, then the Tranche A Applicable Percentage of each Tranche A Lender shall be determined based on the Tranche A Applicable Percentage of such Tranche A Lender most recently in effect, giving effect to any subsequent assignments. The initial Tranche A Applicable Percentage of each Tranche A Lender is set forth opposite the name of such Tranche A Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Tranche A Lender becomes a party hereto, as applicable.

“Tranche A Borrowing Base” means, at any time of calculation, an amount equal to:

(a) the face amount of Eligible Credit Card Receivables multiplied by eighty-five percent (85%);

plus

(b) (i) the Cost of Eligible Inventory of the Lead Borrower and its Subsidiaries (excluding CSK and its Subsidiaries), net of Inventory Reserves applicable thereto, multiplied by (ii)(A) eighty-five percent (85%) multiplied by (B) the Appraised Value of Eligible Inventory;

plus

(c) (i) the Cost of Eligible Inventory of CSK and its Subsidiaries, net of Inventory Reserves applicable thereto, multiplied by (ii) (A) eighty-five percent (85%) multiplied by (B) the Appraised Value of Eligible Inventory;

plus

(d) the face amount of Eligible Non-Credit Card Receivables (net of Receivables Reserves applicable thereto) multiplied by eighty-five percent (85%);

plus

(e) the Appraised Value of Eligible Real Estate, net of Environmental Reserves and other Realty Reserves applicable thereto multiplied by the Real Estate Advance Rate;

minus

(f) without duplication of other Reserves, the then amount of all Availability Reserves;

provided that amounts advanced under clause (e), when combined with the amount advanced under clause (c) of the definition of Tranche A-1 Borrowing Base, shall not exceed in the aggregate the Real Estate Cap (and, to the extent that the Real Estate Cap is so exceeded, a Reserve in an amount of such excess will be deducted from the Tranche A Borrowing Base).

“Tranche A Commitment” means, with respect to each Tranche A Lender, the commitment of such Lender hereunder set forth as its Tranche A Commitment opposite its name on Schedule 2.01 hereto or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to the terms of this Agreement.

“Tranche A Lender” means each Lender having a Tranche A Commitment as set forth on Schedule 2.01 hereto or in the Assignment and Assumption by which it becomes a Tranche A Lender.

“Tranche A Loans” means, collectively, the Committed Loans made by the Tranche A Lenders pursuant to Section 2.02.

“Tranche A Notes” means the promissory notes of the Borrowers substantially in the form of Exhibit C-1, each payable to the order of a Tranche A Lender, evidencing the Tranche A Loans made by such Tranche A Lender.

“Tranche A-1 Applicable Percentage” means, with respect to any Tranche A-1 Lender at any time, the percentage (carried out to the fourth decimal place) of the Aggregate Tranche A-1 Commitments represented by such Tranche A-1 Lender’s Tranche A-1 Commitment at such time. If the commitment of each Tranche A-1 Lender to make Tranche A-1 Loans has been terminated pursuant to Sections 2.06(c), 2.06(d) or 8.02 or if the Aggregate Tranche A-1 Commitments have expired, then the Tranche A-1 Applicable Percentage of each Tranche A-1 Lender shall be determined based on the Tranche A-1 Applicable Percentage of such Tranche A-1 Lender most recently in effect, giving effect to any subsequent assignments. The initial Tranche A-1 Applicable Percentage of each Tranche A-1 Lender is set forth opposite the name of such Tranche A-1 Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Tranche A-1 Lender becomes a party hereto, as applicable.

“Tranche A-1 Borrowing Base” means, at any time of calculation, an amount equal to:

(a) (i) the Cost of Eligible Inventory of the Lead Borrower and its Subsidiaries (excluding CSK and its Subsidiaries), net of Inventory Reserves applicable thereto, multiplied by (ii) (A) ten percent (10%) multiplied by (B) the Appraised Value of Eligible Inventory;

plus

(b) (i) the Cost of Eligible Inventory of CSK and its Subsidiaries, net of Inventory Reserves applicable thereto, multiplied by (ii) (A) ten percent (10%) multiplied by (B) the Appraised Value of Eligible Inventory;

plus

(c) the Appraised Value of Eligible Real Estate, net of Environmental Reserves and other Realty Reserves applicable thereto multiplied by ten percent (10%);

plus

(d) the then Tranche A Borrowing Base;

provided that amounts advanced under clause (c), when combined with the amount advanced under clause (e) of the definition of Tranche A Borrowing Base, shall not exceed in the aggregate the Real Estate Cap.

“Tranche A-1 Commitment” means, with respect to each Tranche A-1 Lender, the commitment of such Tranche A-1 Lender hereunder set forth as its Tranche A-1 Commitment opposite its name on Schedule 2.01 hereto or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to this Agreement.

“Tranche A-1 Lender” means each Lender having a Tranche A-1 Commitment as set forth on Schedule 2.01 hereto or in the Assignment and Assumption by which it becomes a Tranche A-1 Lender.

“Tranche A-1 Loans” means, collectively, the Committed Loans made by the Tranche A-1 Lenders pursuant to Section 2.02.

“Tranche A-1 Notes” means the promissory notes of the Borrowers substantially in the form of Exhibit C-2, each payable to the order of a Tranche A-1 Lender, evidencing the Tranche A-1 Loans made by such Tranche A-1 Lender.

“Type” means, with respect to a Committed Loan, its character as a Prime Rate Loan or a LIBO Rate Loan.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UFCA” has the meaning specified in Section 10.21(d).

“UFTA” has the meaning specified in Section 10.21(d).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, described in clause (a) of the definition of “Audited Financial Statements” contained in this Agreement except as otherwise specifically prescribed herein

(b) Changes in GAAP. If at any time any change in GAAP or any change in accounting practices or reporting practices of the Loan Parties would affect the computation of any financial ratio or requirement set forth in any Loan Document or the computation of the Borrowing Base, and either the Lead Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio, requirement or computation to preserve the original intent thereof in light of such change in GAAP, accounting practices or reporting practices (subject to the approval of the Required Lenders and the Lead Borrower); provided that, until so amended, (i) such ratio, requirement or computation shall continue to be computed in accordance with GAAP or the former accounting and reporting practices prior to such change therein and (ii) the Lead Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio, requirement or computation made before and after giving effect to such change in GAAP, accounting practices or reporting practices, as applicable.

1.04 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

1.07 Certifications. All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such Person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans; Reserves.

(a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding the lesser of (x) the amount of such Lender’s Commitment and (y) such Lender’s Applicable Percentage of the Borrowing Base; subject in each case to the following limitations:

(i) after giving effect to any Committed Borrowing, the Total Outstandings shall not exceed the lesser of (A) the Aggregate Commitments and (B) the Borrowing Base;

(ii) after giving effect to any Committed Borrowing, the aggregate Outstanding Amount of the Tranche A Loans of any Tranche A Lender, plus such Tranche A Lender’s Tranche A Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Tranche A Lender’s Tranche A Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed the lesser of (x) such Tranche A Lender’s Tranche A Commitment and (y) such Tranche A Lender’s Tranche A Applicable Percentage of the Tranche A Borrowing Base;

(iii) the Outstanding Amount of all L/C Obligations shall not at any time exceed the Letter of Credit Sublimit;

(iv) the aggregate outstanding principal amount of Tranche A Loans, Swing Line Loans and L/C Obligations shall not at any time exceed the Aggregate Tranche A Commitments; and

(v) the aggregate outstanding principal amount of the Tranche A-1 Loans shall not exceed the Aggregate Tranche A-1 Commitments.

Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, any Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Prime Rate Loans or LIBO Rate Loans, as further provided herein.

(b) The following are the Reserves as of the Closing Date:

(i) Shrink for Inventory owned by the Lead Borrower and its Subsidiaries tracked by the Lead Borrower’s perpetual inventory system (an Inventory Reserve): An amount equal to the shrink reserve reflected in the Lead Borrower’s general ledger plus one month’s average shrink resulting from cycle count activity for Stores and distribution centers;

(ii) Shrink for Inventory owned by CSK and its Subsidiaries tracked by CSK’s perpetual inventory system (an Inventory Reserve): An amount equal to the shrink reserve reflected in the Lead Borrower’s general ledger less the value of cycle count adjustments not yet recorded in the general ledger;

(iii) Rent (an Availability Reserve): An amount equal to one (1) month’s rent for all of the Borrowers’ leased locations in the States of Washington, Virginia and Pennsylvania at which Eligible Inventory is located, other than any such leased locations with respect to which the Collateral Agent has received a Collateral Access Agreement;

(iv) Dilution Reserve (a Receivable Reserve): An amount equal to one week of the average monthly aggregate of returns, credits and charge-offs recorded against Eligible Non-Credit Card Receivables;

(v) Customer Credit Liabilities (an Availability Reserve): An amount equal to fifty percent (50%) of the Customer Credit Liabilities as reflected in the Borrowers’ books and records; and

(vi) Environmental Compliance Reserve (a Realty Reserve): An amount equal to $750,000.

(c) At the time of the delivery of each Borrowing Base Certificate, to the extent that the Tranche A-1 Loans exceed Incremental Availability as reflected in such Borrowing Base Certificate, an Availability Reserve shall be established under the Tranche A Borrowing Base in the amount of such excess, which Reserve shall remain in effect until, and shall be adjusted in accordance with the foregoing provisions upon, delivery of the subsequent Borrowing Base Certificate.

(d) In addition to its rights under Section 2.01(c), the Administrative Agent shall have the right, at any time and from time to time after the Closing Date in its Permitted Discretion, to establish, modify or eliminate Reserves upon five (5) Business Days’ prior written notice to the Lead Borrower (during which period the Administrative Agent shall be available to discuss in good faith any such proposed Reserve with the Borrowers and the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or modification no longer exists); provided that (i) no such prior notice shall be required for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized (such as, but not limited to, Rent and Customer Credit Liabilities), provided, however, that the Administrative Agent shall provide the Lead Borrower with written notice of any such change no later than the Business Day of such change or establishment, and (ii) only one (1) Business Day’s prior written notice to the Lead Borrower (during which period the Administrative Agent shall be available to discuss in good faith any such proposed Reserve with the Borrowers and the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or modification no longer exists) shall be required for changes to Reserves or establishment of additional Reserves if a Material Adverse Effect has occurred or it is reasonably likely that a Material Adverse Effect to the Lenders would occur were such Reserve not changed or established prior to the expiration of such five (5) Business Day period. The amount of any Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter that is the basis for the Reserve. Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility criteria contained in the definition of “Eligible Inventory”, “Eligible Credit Card Receivables”, “Eligible Non-Credit Card Receivables” or “Eligible Real Estate” and vice versa, or reserves or criteria deducted in computing the cost or value of Eligible Inventory, Eligible Credit Card Receivables, Eligible Non-Credit Card Receivables or Eligible Real Estate and vice versa. Nothing contained herein shall permit the Agents to establish Reserves which would not be permitted under the definitions of “Availability Reserves”, “Receivables Reserves” or “Inventory Reserves”.

2.02 Borrowings, Conversions and Continuations of Committed Loans.

(a) Committed Loans shall be either Prime Rate Loans or LIBO Rate Loans as the Lead Borrower may request subject to and in accordance with this Section 2.02. All Swing Line Loans shall be only Prime Rate Loans. Subject to the other provisions of this Section 2.02, Committed Borrowings of more than one Type may be incurred at the same time.

(b) On the Closing Date, each Tranche A-1 Lender, severally and not jointly with any other Tranche A-1 Lender, agrees, upon the terms and subject to the conditions herein set forth, to make Tranche A-1 Loans to the Borrowers on the Closing Date in a single drawing in an amount equal to such Tranche A-1 Lender’s Tranche A-1 Commitment.

(c) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of LIBO Rate Loans shall be made upon the Lead Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBO Rate Loans or of any conversion of LIBO Rate Loans to Prime Rate Loans, and (ii) one (1) Business Day prior to the requested date of any Borrowing of Prime Rate Loans; provided, however, that if the Lead Borrower wishes to request LIBO Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, (A) the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is available to all of them; and (B) not later than 11:00 a.m., two (2) Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Lead Borrower (which notice may be by telephone) whether or not the requested Interest Period is available to all of the applicable Lenders. Each telephonic notice by the Lead Borrower pursuant to this Section 2.02(c) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Each Borrowing of, conversion to or continuation of LIBO Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Lead Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of LIBO Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Lead Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Lead Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Prime Rate Loans. Any such automatic conversion to Prime Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBO Rate Loans. If the Lead Borrower requests a Borrowing of, conversion to, or continuation of LIBO Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a LIBO Rate Loan.

(d) Notwithstanding the provisions of Section 2.02(c), the Borrowers shall not request, and the Tranche A Lenders shall be under no obligation to fund, any Tranche A Loan unless the Borrowers have borrowed the full amount of the Tranche A-1 Commitments (to the extent that such Tranche A-1 Commitments have not been terminated). If any Tranche A-1 Loan is prepaid in whole or part pursuant to Section 2.05, any Loans to the Borrowers thereafter requested shall be Tranche A-1 Loans until the maximum principal amount of Tranche A-1 Loans outstanding equals the Tranche A-1 Commitments and thereafter shall be Tranche A Loans. All Tranche A-1 Credit Extensions shall be solely Tranche A-1 Loans, and all Letters of Credit shall constitute solely Tranche A Credit Extensions.

(e) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Lead Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Prime Rate Loans described in Section 2.02(c). In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall use reasonable efforts to make all funds so received available to the Borrowers in like funds by no later than 4:00 p.m. on the day of receipt by the Administrative Agent (except that with respect to the initial Credit Extensions on the Closing Date such funds shall be made available reasonably contemporaneously with the consummation of the Tender Offer) either by (i) crediting the account of the Lead Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Lead Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Lead Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(f) Each Borrowing of Tranche A Loans (other than Swing Line Loans) shall be made by the Tranche A Lenders pro rata in accordance with their respective Tranche A Applicable Percentage and each Borrowing of Tranche A-1 Loans shall be made by the Tranche A-1 Lenders pro rata in accordance with their respective Tranche A-1 Applicable Percentage. The failure of any Lender to make any Loan shall neither relieve any other Lender of its obligation to fund its Loan in accordance with the provisions of this Agreement nor increase the obligation of any such other Lender.

(g) The Administrative Agent, without the request of the Lead Borrower, may advance (i) any interest, fee, service charge, expenses, or other payment (other than third party fees and expenses or other payments) to which any Lender is entitled from the Loan Parties relating to any Loan or Letter of Credit upon one (1) Business Day’s prior notice to the Lead Borrower, and (ii) any third party fees and expenses or other payments for which the Loan Parties are responsible pursuant hereto or any other Loan Document to the extent the same have not been paid by the Loan Parties within fifteen (15) Business Days after notice thereof, with a copy of the invoice therefor, from the Administrative Agent (provided that if an Event of Default exists and is continuing, no such prior notice shall be required), and, in each case, may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby. Unless prior notice is required and provided pursuant to the immediately preceding sentence, the Administrative Agent shall advise the Lead Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrowers’ obligations under Section 2.05(c). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(g) shall bear interest at the interest rate then and thereafter applicable to the applicable Committed Loans that are Prime Rate Loans.

(h) Except as otherwise provided herein, a LIBO Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBO Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as LIBO Rate Loans without the Consent of the Required Lenders.

(i) The Administrative Agent shall promptly notify the Lead Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBO Rate Loans upon determination of such interest rate. At any time that Prime Rate Loans are outstanding, the Administrative Agent shall notify the Lead Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Prime Rate promptly following the public announcement of such change.

(j) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Committed Loans.

(k) The Administrative Agent, the Lenders, the Swing Line Lender and the L/C Issuer shall have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result. The Administrative Agent may, in its discretion, make Permitted Overadvances without the consent of the Lenders, the Swing Line Lender and the L/C Issuer and each Lender shall be bound thereby. Any Permitted Overadvance may constitute a Swing Line Loan. A Permitted Overadvance is for the account of the Borrowers and shall constitute a Loan and an Obligation and shall be repaid by the Borrowers in accordance with the provisions of Section 2.05(c). The making of any such Permitted Overadvance on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Administrative Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.03 regarding the Tranche A Lenders’ obligations to purchase participations with respect to Letters of Credit or of Section 2.04 regarding the Tranche A Lenders’ obligations to purchase participations with respect to Swing Line Loans. The Administrative Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Administrative Agent with respect to “inadvertent Overadvances” (i.e., where an Overadvance results from changed circumstances beyond the control of the Administrative Agent (such as a reduction in the collateral value)) regardless of the amount of any such Overadvance(s).

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until and including the Letter of Credit Expiration Date, to issue Letters of Credit for the account of any Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Tranche A Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the lesser of the Aggregate Commitments and the Borrowing Base, (y) the aggregate Outstanding Amount of the Committed Loans of any Tranche A Lender, plus such Tranche A Lender’s Tranche A Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Tranche A Lender’s Tranche A Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Tranche A Lender’s Tranche A Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Lead Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Any L/C Issuer (other than Bank of America or any of its Affiliates) shall notify the Administrative Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such L/C Issuer (if any), provided that (A) until the Administrative Agent advises any such L/C Issuer that the provisions of Section 4.02 are not satisfied, or (B) the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by the Administrative Agent and such L/C Issuer, such L/C Issuer shall be required to so notify the Administrative Agent in writing only once each week of the Letters of Credit issued by such L/C Issuer during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as the Administrative Agent and such L/C Issuer may agree. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the applicable L/C Issuer has approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either such Letter of Credit is Cash Collateralized on or prior to the Letter of Credit Expiration Date or all the Tranche A Lenders have approved such expiry date.

(iii) The L/C Issuer shall not issue any Letter of Credit without the prior consent of the Administrative Agent if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) such Letter of Credit is to be denominated in a currency other than Dollars;

(D) such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or

(E) a default of any Tranche A Lender’s obligations to fund under Section 2.03(c) exists or any Tranche A Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrowers or such Tranche A Lender to eliminate the L/C Issuer’s risk with respect to such Tranche A Lender.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof or if the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) The L/C Issuer shall act on behalf of the Tranche A Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Lead Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Lead Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Lead Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance or amendment of each Letter of Credit, each Tranche A Lender shall be deemed to (without any further action), and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer, without recourse or warranty, a risk participation in such Letter of Credit in an amount equal to the product of such Tranche A Lender’s Tranche A Applicable Percentage multiplied by the amount of such Letter of Credit. Upon any change in the Tranche A Commitments under this Agreement, it is hereby agreed that with respect to all L/C Obligations, there shall be an automatic adjustment to the participations hereby created to reflect the new Tranche A Applicable Percentages of the assigning and assignee Tranche A Lenders.

(iii) If the Lead Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer shall, subject to the provisions of this Section 2.03, issue a Standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve (12)-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12)-month period to be agreed upon at the time such Standby Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Lead Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Standby Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Standby Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Lead Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Lead Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Lead Borrower and the Administrative Agent thereof; provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the L/C Issuer and the Tranche A Lenders with respect to any such payment. Not later than 11:00 a.m. on the first Business Day after the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrowers fail to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Tranche A Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Tranche A Lender’s Tranche A Applicable Percentage thereof. In such event, the Borrowers shall be deemed to have requested a Committed Borrowing of Tranche A Loans that are Prime Rate Loans to be disbursed on the Honor Date in an aggregate principal amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Prime Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Tranche A Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Tranche A Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Tranche A Lender that so makes funds available shall be deemed to have made a Tranche A Loan that is a Prime Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Prime Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate described in clause (a) of the definition thereof. In such event, each Tranche A Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Tranche A Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Tranche A Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Tranche A Lender’s Tranche A Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Tranche A Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Tranche A Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Tranche A Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Lead Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Tranche A Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Tranche A Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Tranche A Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Tranche A Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Tranche A Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Tranche A Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Tranche A Lender such Tranche A Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Tranche A Lender its Tranche A Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Tranche A Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Tranche A Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Tranche A Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Tranche A Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Tranche A Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. Subject to the limitations set forth below, the obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any of their Subsidiaries; or

(vi) the fact that any Event of Default shall have occurred and be continuing;

provided that the Borrowers shall have no obligation to reimburse such L/C Issuer to the extent that such payment was made in error due to the gross negligence or willful misconduct of such L/C Issuer (as determined by a final and non-appealable judgment of a court of competent jurisdiction).

The Lead Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Lead Borrower’s instructions or other irregularity, the Lead Borrower will promptly notify the L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of

Credit or any error in interpretation of technical terms; or (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or the L/C Issuer may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit), and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the written request of the Administrative Agent, (i) if an Event of Default has occurred and is continuing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, within one Business Day after such request, Cash Collateralize the then Outstanding Amount of all L/C Obligations (other than L/C Borrowings). Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit into the Cash Collateral Account or deliver to the Collateral Agent, for the benefit of the L/C Issuer and the Tranche A Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to 103% of the Outstanding Amount of all L/C Obligations (other than L/C Borrowings), pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby Consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrowers hereby grant to the Collateral Agent a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts at Bank of America, except that Permitted Investments of the type listed in clauses (a) through (e) of the definition thereof may be made at the request of the Lead Borrower at the option and in the reasonable discretion of the Collateral Agent (and at the Borrowers’ risk and expense); interest or profits, if any, on such Investments shall accumulate in such account. If at any time the Administrative Agent reasonably determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent, the Collateral Agent, the L/C Issuer or the Tranche A Lenders or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations (other than L/C Borrowings), the Borrowers will, forthwith upon written demand by the Administrative Agent, pay to the Collateral Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount (other than L/C Borrowings) over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations in the manner specified in Section 2.05 or Section 8.03 hereof, as applicable. If the Borrowers are required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned promptly to the Borrowers but in no event later than three (3) Business Days after such Event of Default is no longer continuing.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Lead Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each Commercial Letter of Credit.

(i) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Tranche A Lender in accordance with its Tranche A Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate multiplied by the daily Stated Amount under each such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, the Administrative Agent may, and upon the request of the Required Lenders shall, notify the Lead Borrower that all Letter of Credit Fees shall accrue at the Default Rate and thereafter such Letter of Credit Fees shall accrue at the Default Rate to the fullest extent permitted by applicable Laws as long as such Event of Default is continuing.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee (the “Fronting Fee”) with respect to each Letter of Credit, at a rate equal to one-eighth of one per cent (0.125%) per annum, computed on the daily amount available to be drawn under such Letter of Credit and payable on a quarterly basis in arrears. Such fronting fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Tranche A Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate principal amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that the Outstanding Amount of such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the lesser of (A) the Aggregate Commitments and (B) the Borrowing Base, and (ii) the aggregate Outstanding Amount of the Tranche A Loans of any Tranche A Lender at such time, plus such Tranche A Lender’s Tranche A Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Tranche A Lender’s Tranche A Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Tranche A Lender’s Tranche A Commitment, and provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Prime Rate. Immediately upon the making of a Swing Line Loan, each Tranche A Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Tranche A Lender’s Tranche A Applicable Percentage multiplied by the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Lead Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent at the request of the Required Lenders prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers at its office by crediting the account of the Lead Borrower on the books of the Swing Line Lender or as otherwise designated in the Swing Line Loan Notice, in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, and shall request on each Settlement Date, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Tranche A Lender make a Tranche A Loan that is a Prime Rate Loan in an amount equal to such Tranche A Lender’s

Tranche A Applicable Percentage of the principal amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Prime Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Lead Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Tranche A Lender shall make an amount equal to its Tranche A Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Tranche A Lender that so makes funds available shall be deemed to have made a Tranche A Loan that is a Prime Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Prime Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Tranche A Lenders fund its risk participation in the relevant Swing Line Loan and each Tranche A Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Tranche A Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Tranche A Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Tranche A Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Tranche A Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Tranche A Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Tranche A Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Tranche A Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Tranche A Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Tranche A Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Tranche A Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such

Swing Line Loan, the Swing Line Lender will distribute to such Tranche A Lender its Tranche A Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Tranche A Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Tranche A Lender shall pay to the Swing Line Lender its Tranche A Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Tranche A Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until a Tranche A Lender funds its Prime Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Tranche A Lender’s Tranche A Applicable Percentage of any Swing Line Loan, interest in respect of such Tranche A Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender at the office specified by the Swing Line Lender in writing to the Lead Borrower.

2.05 Prepayments.

(a) The Borrowers may, upon notice from the Lead Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) two (2) Business Days prior to any date of prepayment of LIBO Rate Loans and (B) on the date of prepayment of Prime Rate Loans; (ii) any prepayment of LIBO Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Prime Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. All payments shall be first applied to Tranche A Loans, and upon payment of Tranche A Loans in full, to Tranche A-1 Loans. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBO Rate Loans, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, provided that if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked by the Lead Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such notice of termination is revoked in accordance with Section 2.06. Any prepayment of a LIBO Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) Notwithstanding the provisions of Section 2.05(a) which permit voluntary prepayments of the Loans, only if all Tranche A Loans, Swing Line Loans and Unreimbursed Amounts are repaid in full may the Borrowers prepay amounts owed with respect to the Tranche A-1 Loans, provided, however, that any such prepayment shall not (unless otherwise specified by the Lead Borrower pursuant to Section 2.06) reduce or terminate the Tranche A-1 Commitments. Notwithstanding the provisions of Section 2.05(a) or the immediately preceding sentence, in addition, the Borrowers may also repay the Tranche A-1 Loans as required upon any reduction or termination of the Tranche A-1 Commitments in accordance with the provisions of Section 2.06(d) hereof.

(c) The Borrowers may, upon notice from the Lead Borrower to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, provided further that if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked by the Lead Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such notice of termination is revoked in accordance with Section 2.06.

(d) If for any reason the Total Outstandings at any time exceed the lesser of the Aggregate Commitments and the Borrowing Base, each as then in effect, the Borrowers shall immediately prepay Committed Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than L/C Borrowings) in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(d) unless after the prepayment in full of the Loans the Total Outstandings exceed the lesser of the Aggregate Commitments and the Borrowing Base, each as then in effect.

(e) If for any reason the aggregate Outstanding Amount of the Tranche A Loans of the Tranche A Lenders at such time, plus the Outstanding Amount of all L/C Obligations at such time, plus the Outstanding Amount of all Swing Line Loans at any time exceed the lesser of the Aggregate Tranche A Commitments and the Tranche A Borrowing Base, each as then in effect, the Borrowers shall immediately prepay Tranche A Loans, Swing Line Loans and L/C Borrowings in an aggregate amount equal to such excess, and if any such excess remains thereafter the Borrowers shall Cash Collateralize the L/C Obligations (other than L/C Borrowings) in an aggregate amount equal to such excess.

(f) The Loans shall be prepaid and the L/C Obligations (other than L/C Borrowings) Cash Collateralized in accordance with the provisions of Section 6.13 hereof.

(g) If any transaction constituting a Prepayment Event is consummated at any time while any Event of Default is continuing or Availability is less than $250,000,000 after giving effect to such transaction constituting a Prepayment Event, without duplication of the Borrowers’ obligations under Section 6.13(c) hereof (which shall control in the event of a Cash Dominion Event), the Borrowers shall prepay the Loans and Cash Collateralize the L/C Obligations (other than L/C Borrowings) in an amount equal to the Net Proceeds received by a Loan Party on account of such Prepayment Event, irrespective of whether a Cash Dominion Event then exists and is continuing. The application of such amount to the prepayment of Loans and Cash Collateralization of the L/C Obligations shall not reduce the Commitments.

(h) Mandatory prepayments made pursuant to this Section 2.05, first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Tranche A Loans, third, shall be applied ratably to the outstanding Tranche A-1 Loans, fourth, shall be used to Cash Collateralize the remaining L/C Obligations (other than L/C Borrowings), and, fifth, the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Committed Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations (other than L/C Borrowings) in full may be retained by (or shall be returned to) the Borrowers for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the L/C Issuer or the Tranche A Lenders, as applicable.

2.06 Termination or Reduction of Commitments

(a) The Borrowers may, upon irrevocable notice from the Lead Borrower to the Administrative Agent, terminate the Tranche A Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit or from time to time permanently reduce in part the Tranche A Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not reduce (A) the Tranche A Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations (other than L/C Borrowings) not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, and (C) the Swing Line Sublimit if, after giving effect thereto, and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans hereunder would exceed the Swing Line Sublimit, provided, further, that a notice of termination of the Tranche A Commitments delivered by the Lead Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Lead Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b) If, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Letter of Credit Sublimit or Swing Line Sublimit shall be automatically reduced by the amount of such excess.

(c) In the event that the Tranche A Commitments are terminated, the Tranche A-1 Commitments shall be automatically terminated.

(d) The Borrowers may, upon notice from the Lead Borrower to the Administrative Agent, permanently reduce the Tranche A-1 Commitments in part to an amount not less than $50,000,000 at any time as long as, after giving effect to any such reduction, no Default or Event of Default then exists or would arise as a result thereof and, after giving effect thereto, Availability is not less than twenty percent (20%) of the Borrowing Base. The Borrowers may also terminate the Tranche A-1 Commitments in whole or permanently reduce the Tranche A-1 Commitments in part, upon notice from the Lead Borrower to the Administrative Agent, if (x) no Default or Event of Default then exists or would arise as a result thereof, (y) at the time of such termination, Availability (without giving effect to Incremental Availability) is not less than twenty percent (20%) of the lesser of the Aggregate Tranche A Commitments and the Tranche A

Borrowing Base, and (z) the Borrowers have demonstrated to the reasonable satisfaction of the Administrative Agent that Availability (without giving effect to Incremental Availability), as projected on a pro-forma basis for the twelve (12) months following such termination and any payments made in connection therewith, will be equal to or greater than twenty percent (20%) of the Tranche A Borrowing Base. Each such reduction shall be in the principal amount of $5,000,000 or any integral multiple thereof. The Borrowers shall pay to the Administrative Agent for application as provided herein at the effective time of any such reduction or termination, any amount by which the Outstanding Amount of Tranche A-1 Loans on such date exceed the amount to which the Tranche A-1 Commitments are to be reduced effective on such date, together with such amounts provided in Section 2.06(e) hereof.

(e) The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit, the Tranche A Commitments or Tranche A-1 Commitments under this Section 2.06. Upon any reduction of the Tranche A Commitments, the Tranche A Commitment of each Tranche A Lender shall be reduced by such Tranche A Lender’s Applicable Percentage of such reduction amount. Upon any reduction of the Tranche A-1 Commitments, the Tranche A-1 Commitment of each Tranche A-1 Lender shall be reduced by such Tranche A-1 Lender’s Applicable Percentage of such reduction amount. All fees (including, without limitation, Commitment Fees and Letter of Credit Fees) and interest in respect of the Aggregate Commitments accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) The Borrowers shall repay to the Lenders on the Termination Date the aggregate principal amount of Committed Loans outstanding on such date.

(b) To the extent not previously paid, the Borrowers shall repay the outstanding balance of the Swing Line Loans on the Termination Date.

2.08 Interest.

(a) Subject to the provisions of Section 2.08(b) below, (i) each LIBO Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBO Rate for such Interest Period plus the Applicable Margin; (ii) each Prime Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Prime Rate plus the Applicable Margin; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Prime Rate plus the Applicable Margin.

(b) (i) If any amount payable under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any other Event of Default exists, then the Administrative Agent may, and upon the request of the Required Lenders shall, notify the Lead Borrower that all outstanding Loans and L/C Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter such Obligations shall bear interest at the Default Rate to the fullest extent permitted by applicable Laws for so long as such Event of Default is continuing.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a) Commitment Fees. The Borrowers shall pay to the Administrative Agent for the account of each Tranche A Lender, in accordance with its Tranche A Applicable Percentage, a commitment fee equal to (i) if the average daily outstanding Credit Extensions (excluding Swing Line Loans) during a calendar quarter equaled fifty percent (50%) or less of the Aggregate Commitments, 0.50% times the average daily amount by which the Aggregate Tranche A Commitments exceeded the sum of (A) the principal amount of Tranche A Loans then outstanding, and (B) the then outstanding L/C Credit Extensions during such calendar quarter, or (ii) if the average daily outstanding Credit Extensions (excluding Swing Line Loans) during a calendar quarter exceeded fifty percent (50%) of the Aggregate Commitments, 0.375% times the average daily amount by which the Aggregate Tranche A Commitments exceeded the sum of (A) the principal amount of Tranche A Loans then outstanding, and (B) the then outstanding L/C Credit Extensions during such calendar quarter. The Borrowers shall pay to the Administrative Agent for the account of each Tranche A-1 Lender, in accordance with its Tranche A-1 Applicable Percentage, a commitment fee equal to (i) if the average daily outstanding Credit Extensions during a calendar quarter equaled fifty percent (50%) or less of the Aggregate Commitments, 0.50% times the average daily amount by which the then Aggregate Tranche A-1 Commitments exceeded the principal amount of Tranche A-1 Loans then outstanding during such calendar quarter, or (ii) if the average daily outstanding Credit Extensions during a calendar quarter exceeded fifty percent (50%) of the Aggregate Commitments, 0.375% times the average daily amount by which the Aggregate Tranche A-1 Commitments exceeded the principal amount of Tranche A-1 Loans then outstanding during such calendar quarter. The commitment fees shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.

(b) Other Fees. The Borrowers shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of interest for Prime Rate Loans when the Prime Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Administrative Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Upon receipt of an affidavit and indemnity of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor, at such Lender’s expense.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Tranche A Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Tranche A Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Tranche A Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall, at the option of the Administrative Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, except as otherwise expressly provided in this Agreement, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBO Rate Loans (or in the case of any Borrowing of Prime Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a

Borrowing of Prime Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Federal Funds Rate, plus any administrative processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to the applicable Committed Loans that are Prime Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Lead Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon, greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably and in the priorities set forth in Section 8.03, provided that:

(i) if any such participations or sub-participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or sub-participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Settlement Amongst Lenders

(a) The amount of each Lender’s Applicable Percentage of outstanding Loans (including outstanding Swing Line Loans) shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Loans (including Swing Line Loans) and repayments of Loans (including Swing Line Loans) received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

(b) The Administrative Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Lender its Applicable Percentage of repayments, and (ii) each Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Loans made by each Lender shall be equal to such Lender’s Applicable Percentage of all Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY;

APPOINTMENT OF LEAD BORROWER

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrowers shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the amount of and basis for calculating such payment or liability delivered to the Lead Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Lead Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Agent, L/C Issuer or Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Lead Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. Such delivery shall be required on the Closing Date (or, in the case of an assignee, on the date of assignment) and on or before the date such documentation expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent documentation so delivered or as may reasonably be requested by the Lead Borrower or the Administrative Agent. In addition, any Lender or L/C Issuer, if requested by the Lead Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Lead Borrower or the Administrative Agent as will enable the Lead Borrower or the Administrative Agent to determine whether or not such Lender or L/C Issuer is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States, (1) any Foreign Lender shall deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Lead Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) duly completed copies of Internal Revenue Service Form W-8IMY with any accompanying statements and certificates,

(iv) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Lead Borrower to determine the withholding or deduction required to be made; and

(2) any Lender which is not a Foreign Lender shall deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Lead Borrower or the Administrative Agent, but only if such Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-9; provided, however, that a Person that the Borrowers may treat as an “exempt recipient” (within the meaning of Treasury Regulations Section 1.6049-4(c) (without regard to the third sentence thereof) shall not be required to deliver an Internal Revenue Service Form W-9, except to the extent necessary to avoid U.S. withholding taxes under Treasury Regulations Section 1.1441-1; or

(ii) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Lead Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer shall become aware that it is entitled to claim a refund or credit from a Governmental Authority in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 3.01, the Administrative Agent, or such Lender or the L/C Issuer, as applicable, shall promptly notify such Borrower of the availability of such refund claim and, if the Administrative Agent, or such Lender or the L/C Issuer determines in good faith that making a claim for refund will not have a materially adverse effect on its Taxes or business operations, shall, within sixty (60) days after receipt of a request by such Borrower, make a claim to such Governmental Authority for such refund. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.02 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBO Rate Loans, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Lead Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBO Rate Loans or to convert Prime Rate Loans to LIBO Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBO Rate Loans of such Lender to Prime Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a LIBO Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBO Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, or (c) the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Lead Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Lead Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBO Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Prime Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on LIBO Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBO Rate) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBO Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes which shall be governed by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or LIBO Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer and delivery of the certificate contemplated by Section 3.04(c), the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the

L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time upon delivery of the certificate contemplated by Section 3.04(c), the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, and the method for calculating such amount or amounts, as specified in subsection (a) or (b) of this Section and delivered to the Lead Borrower shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6)-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on LIBO Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBO Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Lead Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any LIBO Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any LIBO Rate Loan on the date or in the amount notified by the Lead Borrower; or

(c) any assignment of a LIBO Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Lead Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such LIBO Rate Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBO Rate Loan made by it at the LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan was in fact so funded. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Lead Borrower.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

3.08 Designation of Lead Borrower as Borrowers’ Agent.

(a) Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain Credit Extensions, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to each Credit Party on account of Credit Extensions so made as if made directly by the applicable Credit Party to such Borrower, notwithstanding the manner by which such Credit Extensions are recorded on the books and records of the Lead Borrower and of any other Borrower. In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the Lead Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.

(b) Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers.

(c) The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Credit Extension. Neither the Administrative Agent nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) (followed promptly by originals) unless otherwise specified, each dated the Closing Date (or such other date, if applicable, as the Administrative Agent may otherwise agree):

(i) executed counterparts of this Agreement;

(ii) a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii) certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(iv) copies of each Loan Party’s Organization Documents and a certificate of good standing (where applicable, or such other customary functionally equivalent certificates or abstracts, to the extent available in the applicable jurisdiction) of such Loan Party’s jurisdiction of organization, and certificates of foreign qualification (where applicable, or such other customary functionally equivalent certificates or abstracts, to the extent available in the applicable jurisdiction) from each jurisdiction where the ownership, lease or operation of properties or the conduct of the business of such Loan Party requires such qualification, except to the extent that failure to so qualify would not reasonably be expected to have a Material Adverse Effect;

(v) a favorable opinion of each of (A) Skadden, Arps, Slate, Meagher & Flom, LLP, (B) Greensfelder, Hemker & Gale, P.C., special Missouri counsel to the Loan Parties, (C) Mariscal, Weeks, McIntyre & Friedlander, P.A., special Arizona counsel to the Loan Parties, and (D) local counsel to the Loan Parties in each jurisdiction where Eligible Real Estate is located on the Closing Date, in each case addressed to the Administrative Agent and each Lender, as to such customary matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(vi) a certificate signed by a Responsible Officer of the Lead Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) attesting to the Solvency of the Loan Parties as of the Closing Date after giving effect to the transactions contemplated hereby;

(vii) Intentionally Omitted;

(viii) evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Agents required under the Loan Documents have been obtained and are in effect;

(ix) a payoff letter from the agents and/or redemption notice to the noteholders, as applicable, under the Existing Credit Agreements reasonably satisfactory in form and substance to the Administrative Agent evidencing that such Existing Credit Agreements have been or concurrently with the Closing Date are being terminated, all obligations thereunder are being paid in full, all Liens (if any) securing obligations under such Existing Credit Agreements have been or concurrently with the Closing Date are being released, and all right, title and interest in the Real Estate and other property subject to the Second Amended and Restated Master Lease described in clause (e) of the definition of “Existing Credit Agreements” has been or concurrently with the Closing Date are being transferred to a Loan Party;

(x) the Security Documents set forth on Schedule 4.01(a)(x) hereto and certificates evidencing any stock being pledged under the Security Agreement on the Closing Date, together with undated stock powers executed in blank, each duly executed by the applicable Loan Parties;

(xi) all other Loan Documents and other agreements and items set forth on Schedule 4.01(a)(xi) hereto, each duly executed by the applicable Loan Parties;

(xii)(A) a customary commercial finance examination with respect to the relevant collateral to be included in the Borrowing Base on the Closing Date and the relevant accounting systems, policies and procedures of the Lead Borrower and its Subsidiaries and CSK and its Subsidiaries by Spain, Price, Reader & Thompson, P.C., and (B) customary appraisals of 572 parcels of Real Estate owned in fee simple by the Lead Borrower and its Subsidiaries and CSK and its Subsidiaries and customary appraisals establishing the Appraised Value of all of the inventory of the Lead Borrower and its Subsidiaries and CSK and its Subsidiaries, in each case by Cushman & Wakefield, Inc. and Gordon Brothers Asset Advisors, LLC, respectively;

(xiii) results of searches or other evidence reasonably satisfactory to the Collateral Agent (in each case dated as of a date reasonably satisfactory to the Collateral Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases, satisfactions and discharges of any mortgages and releases satisfactory to the Collateral Agent are being tendered concurrently with such extension of credit or other arrangements satisfactory to the Collateral Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made;

(xiv)(A) duly authorized Uniform Commercial Code financing statements and a “short-form” intellectual property security agreement, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents and all such financing statements shall have been concurrently submitted for filing or recording to the reasonable satisfaction of the Collateral Agent, and (B) the Credit Card Notifications and Blocked Account Agreements required on or prior to the Closing Date pursuant to Section 6.13 hereof; and

(xv) evidence that all other actions that the Collateral Agent may deem necessary in order to create valid Liens on the property described in the Mortgages have been taken.

(b) After giving effect to (i) the first funding under the Loans and (ii) all Letters of Credit (including the Existing Letters of Credit) to be issued on the Closing Date, Availability shall be not less than $250,000,000.

(c) The Administrative Agent shall have received a Borrowing Base Certificate dated the Closing Date, relating to the month ended on May 31, 2008 for the Lead Borrower and its Subsidiaries (other than CSK and its Subsidiaries) and June 3, 2008 for CSK and its Subsidiaries, and executed by a Responsible Officer of the Lead Borrower.

(d) There shall not have occurred since November 4, 2007 any event, development or circumstance that has caused or could reasonably be expected to cause a material adverse change in or affecting the business, financial condition, results of operation or prospects of the Lead Borrower and its Subsidiaries (including CSK and its Subsidiaries), taken as a whole.

(e) There shall not have occurred since November 4, 2007 any fact, circumstance, event, change, effect, development or occurrence that, either individually or in the aggregate, is or would reasonably be expected to be materially adverse to (i) the business, assets, liabilities, condition (financial or otherwise) or results of operations of CSK and its Subsidiaries, taken as a whole, or (ii) the ability of CSK to perform in all material respects it obligations under the Merger Agreement (in each case, with such exceptions as are set forth in the Amended and Restated Commitment Letter dated April 1, 2008 among the Lead Borrower, the Agents, the Arrangers and the Syndication Agent).

(f) The Tender Offer shall have been (or will concurrently be) consummated pursuant to the Merger Agreement, containing terms and conditions (including, without limitation, with respect to the purchase price therefor) reasonably satisfactory in all material respects to the Arrangers (it being agreed that the Merger Agreement dated as of April 1, 2008 provided to the Arrangers is reasonably satisfactory to the Arrangers). The Merger Agreement shall not have been amended, supplemented, waived or otherwise modified in any material respect that is adverse to the Credit Parties without the prior written consent of the Arrangers (not to be unreasonably withheld or delayed) and the “Offer Conditions” set forth in the Merger Agreement shall have been (or will concurrently be) satisfied.

(g) All fees required to be paid by the Borrowers to the Agents or the Arrangers on or before the Closing Date shall have been paid in full, and all fees required to be paid by the Borrowers to the Lenders on or before the Closing Date shall have been paid in full.

(h) The Borrowers shall have paid all reasonable and documented fees, charges and out-of-pocket disbursements of counsel to the Administrative Agent (limited to Riemer & Braunstein LLP and Latham & Watkins LLP and necessary local counsel (limited to one local counsel per jurisdiction)) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such reasonable and documented fees, charges and out-of-pocket disbursements as shall constitute its reasonable estimate of such fees, charges and out-of-pocket disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

(i) The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Act.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have Consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be Consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of LIBO Rate Loans) and of each L/C Issuer to issue each Letter of Credit is subject to the following conditions precedent:

(a) The representations and warranties of each Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (ii) any such representations which are qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects, and (iii) that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of LIBO Rate Loans) submitted by the Lead Borrower shall be deemed to be a representation and warranty by the Borrowers to each Agent, the L/C Issuer, the Swing Line Lender and each Lender that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension. The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties but until the Required Lenders otherwise direct the Administrative Agent (in accordance with the terms of this Agreement) to cease making Committed Loans, the Lenders will fund their Applicable Percentage of all Loans and L/C Advances and participate in all Swing Line Loans and Letters of Credit whenever made or issued, which are requested by the Lead Borrower and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, are agreed to by the Administrative Agent, provided, however, the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights or the Credit Parties as a result of any such failure to comply.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, each Loan Party represents and warrants to the Administrative Agent and the other Credit Parties that (it being understood and agreed that the representations and warranties made on the Closing Date are deemed made concurrently with, and after giving effect to, the consummation of the Tender Offer and the other related transactions to occur on the Closing Date):

5.01 Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is a corporation, limited liability company, partnership or limited partnership, duly organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a) (as it relates to any Immaterial Subsidiary), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject in a manner which would reasonably be expected to result in a Material Adverse Effect; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Collateral Agent under the Security Documents); or (d) violate any Law in any material respect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof) or (b) such as have been obtained or made and are in full force and effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the respective financial condition of, as applicable, (A) the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (B) CSK and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein (subject, however, with respect to the audit report for CSK’s financial statements for its fiscal year ended February 3, 2008, those certain qualifications contained in the opinion of PricewaterhouseCoopers LLC dated April 17, 2008).

(b) The unaudited Consolidated balance sheet of each of (i) the Lead Borrower and its Subsidiaries dated March 31, 2008 and (ii) CSK and its Subsidiaries dated May 4, 2008 and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for the applicable fiscal quarter ended on that date (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (B) fairly present in all material respects the financial condition of the Lead Borrower and its Subsidiaries and CSK and its Subsidiaries, as applicable, as of the date thereof and their results of operations for the period covered thereby, subject, in each case, to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The Consolidated forecasted balance sheet and statements of income and cash flows of the Lead Borrower and its Subsidiaries delivered pursuant to Section 6.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Loan Parties’ reasonable estimate of its future financial performance (it being understood that such forecasted financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular forecasts will be realized, that actual results may differ and that such differences may be material).

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens

(a) Each of the Loan Parties and each Subsidiary thereof has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties and each Subsidiary has good and marketable title to, valid leasehold interests in, or valid licenses, permits and other authorizations to use all personal property and assets necessary or used in the ordinary conduct of its business, except, in each case, as individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) Schedule 5.08(b)(1) sets forth the address (including street address, county and state) of all Real Estate that is owned by the Loan Parties as of the Closing Date. Schedule 5.08(b)(2) sets forth the address (including street address and state) of all Real Estate subject to Leases in effect as of the Closing Date under which any Loan Party is the lessee. To the knowledge of the Loan Parties, each of such Leases is in full force and effect as of the Closing Date and the Loan Parties are not in default of the terms thereof except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Permitted Encumbrances.

5.09 Environmental Compliance.

(a) Except as specifically disclosed in Schedule 5.09, no Loan Party or any Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as otherwise set forth in Schedule 5.09, (i) none of the properties currently or formerly owned or operated by any Loan Party or any Subsidiary thereof is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary thereof; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or Subsidiary thereof; and (iv) to the knowledge of the Loan Parties, Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof.

(c) Except in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as otherwise set forth on Schedule 5.09, (i) no Loan Party or any Subsidiary thereof is undertaking, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (ii) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof have been disposed of in a manner not reasonably expected to result in liability to any Loan Party or any Subsidiary thereof.

5.10 Insurance. The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies (or through self-insurance arrangements), in such amounts (after giving effect to any self-insurance), with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Subsidiary operates. Schedule 5.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date. As of the Closing Date, each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11 Taxes. The Loan Parties and their Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no Liens (other than Permitted Encumbrances on account thereof) have been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation, or (b) which would not be reasonably expected to result in a Material Adverse Effect.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Lead Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. No Lien imposed under the Code or ERISA exists or is likely to arise on account of any Plan.

(b) There are no pending or, to the best knowledge of the Lead Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur that has resulted or would reasonably be expected to result in a Material Adverse Effect; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and, to the best knowledge of the Lead Borrower, no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13 Subsidiaries; Equity Interests. As of the Closing Date, the Loan Parties have no Subsidiaries other than those disclosed in Part (a) of Schedule 5.13, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary. All of the outstanding Equity Interests in such Subsidiaries (other than CSK) have been validly issued, are fully paid and non-assessable and, as of the Closing Date, are owned by a Loan Party (or a Subsidiary of a Loan Party) in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except for those created under the Security Documents. Except as set forth in Schedule 5.13, as of the Closing Date, there are no outstanding rights to purchase any Equity Interests in any Subsidiary (other than CSK). As of the Closing Date, the Loan Parties have no equity investments in any other corporation or entity other than (i) Investments described in clause (e) of the definition of “Permitted Investments” and (ii) those disclosed in Part (b) of Schedule 5.13. As of the Closing Date, all of the outstanding Equity Interests in the Loan Parties (other than the Lead Borrower and CSK) have been validly issued, and are fully paid and non-assessable and are owned in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens except for those created under the Security Documents. As of the Closing Date, the copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect as of the Closing Date. As of the Merger Date, upon consummation of the Merger, (i) all of the outstanding Equity Interests in CSK will have been validly issued, fully paid and non-assessable and owned by a Loan Party (or a Subsidiary of a Loan Party) free and clear of all Liens except for those created under the Security Documents, and (ii) there will be no outstanding rights to purchase any Equity Interests in CSK.

5.14 Margin Regulations; Investment Company Act.

(a) None of the proceeds of the Credit Extensions shall be used directly or indirectly for any purpose that would entail a violation of Regulations T, U, or X issued by the FRB.

(b) None of the Loan Parties or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. As of the Closing Date, to the knowledge of the Lead Borrower, since November 4, 2007, no Parent Material Adverse Effect (as defined in the Merger Agreement) has occurred. No report, financial statement, certificate or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (excluding projected financial information and general industry data) (in each case, as modified or supplemented by other information so furnished and when taken as a whole) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular projections will be realized, that actual results may differ and that such differences may be material).

5.16 Compliance with Laws. Each of the Loan Parties and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property. Except, in each case, as would not reasonably be expected to have a Material Adverse Effect, the Loan Parties and their Subsidiaries own, or possess the right to use, all of the Intellectual Property that is reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Lead Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed by any Loan Party or any Subsidiary infringes upon any intellectual property rights held by any other Person, except, in each case, as would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Lead Borrower, threatened, which, in any such case, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Labor Matters. Except, in each case, as would not reasonably be expected to have a Material Adverse Effect, there are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened. No Loan Party or any of its Subsidiaries has any outstanding liability or obligation under the Worker Adjustment and Retraining Act or similar state Law, except to the extent such liability or obligation would not reasonably be expected to have a Material Adverse Effect. All payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party, except to the extent such non-payment would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.18, as of the Closing Date, no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries, except to the extent such complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints would not reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound.

5.19 Security Documents.

(a) The Security Agreement creates in favor of the Collateral Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, and enforceable security interest in the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The UCC financing statements, releases and other filings delivered by the Loan Parties on the Closing Date are in appropriate form and have been or will be filed in the offices specified in the Security Agreement. Upon such filings and/or the obtaining of “control” (as such term is defined in the UCC) to the extent required by the Loan Documents, the Collateral Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral that may be perfected by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) or, to the extent required by the Loan Documents, by obtaining control, under the UCC (in effect on the date this representation is made).

(b) When the Security Agreement (or a short-form version thereof) is filed in the United States Patent and Trademark Office and the United States Copyright Office and when financing statements, releases and other filings in appropriate form are filed in the offices specified in the Security Agreement, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in the Intellectual Property (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the date hereof).

(c) The Mortgages create in favor of the Collateral Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, and enforceable Lien in the Mortgaged Property (as defined in the Mortgages), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Upon the filing of the Mortgages with the appropriate Governmental Authorities and the payment of any mortgage recording taxes or fees, the Collateral Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Mortgaged Property that may be perfected by such filing (including without limitation the proceeds of such Mortgaged Property).

5.20 Solvency.

After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Credit Extension, the Loan Parties, on a Consolidated basis, are Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

5.21 Deposit Accounts; Credit Card Arrangements.

(a) Annexed hereto as Schedule 5.21(a) is a list of all DDAs maintained by the Loan Parties as of the Closing Date, which Schedule includes, in each case as of the Closing Date (i) the name and address of the depository with respect to each DDA, (ii) the account number(s) maintained with such depository with respect to each DDA, (iii) a contact person at such depository with respect to each DDA, and (iv) the identification of each Blocked Account Bank.

(b) Annexed hereto as Schedule 5.21(b) is a list of all arrangements as of the Closing Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.

5.22 Brokers. No broker or finder (other than the Arrangers, the Agents and their Affiliates) brought about the obtaining, making or closing of the Loans or the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person (other than the Arrangers, the Agents and their Affiliates) in respect of any finder’s or brokerage fees in connection therewith.

5.23 Customer and Trade Relations. There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any adverse modification or change in the business relationship of any Loan Party with any supplier material to its operations, which, in any case, would reasonably be expected to result in a Material Adverse Effect.

5.24 Casualty. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.25 Acquisition

(a) The Loan Parties have delivered to the Administrative Agent a complete and correct copy of the Merger Agreement, including all schedules and exhibits thereto. Such Merger Agreement sets forth the material terms of the agreement and understanding of the parties thereto relating to the subject matter thereof. The execution, delivery and performance of the Merger Agreement and all other documents and agreements related thereto has been duly authorized by all necessary corporate or other organizational action (including, without limitation, the obtaining of any consent of stockholders or other holders of Equity Interests of each Person party thereto as required by law or by any applicable corporate or other organizational documents, in each case, with respect to the transactions contemplated to be consummated as of the Closing Date) on the part of each such Person. All consents, approvals, authorizations or actions required under the Merger Agreement for the consummation of the transactions contemplated thereby, to the extent occurring on the Closing Date, have been obtained on or prior to the Closing Date. The Merger Agreement is the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such parties in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) All aspects of the transactions contemplated by the Merger Agreement to be consummated as of the Closing Date have been effected in all material respects in accordance with terms of the Merger Agreement and, to the extent required by the Merger Agreement, applicable Law. As of the Closing Date, there does not exist any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition in effect, and no Law has been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority that, in any case, prohibits or makes illegal the consummation of the Merger.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations for which a claim has not then been asserted) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent (for distribution to the Lenders):

(a) as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Lead Borrower (commencing with the Fiscal Year ended December 31, 2008), a Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year (but for the Fiscal Year ending December 31, 2008, only to the extent available), all prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing or otherwise reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Lead Borrower (commencing with the Fiscal Quarter ended September 30, 2008), a Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Quarter and for the portion of the Lead Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (i) such period set forth in the projections delivered prior to the Closing Date and thereafter delivered pursuant to Section 6.01(d) hereof, (ii) the corresponding Fiscal Quarter of the previous Fiscal Year (if available) and (iii) the corresponding portion of the previous Fiscal Year (if available), such Consolidated statements to be certified by a Responsible Officer of the Lead Borrower as fairly presenting in all material respects the financial condition, results of operations, Shareholders’ Equity and cash flows of the Lead Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) if a Cash Dominion Event exists and is then continuing, as soon as available, but in any event within thirty-five (35) days (or in the case of any Fiscal Month ending prior to January 1, 2009 for which financial information is required to be delivered pursuant to this Section 6.01(c), forty-five (45) days) after the end of each of the first two Fiscal Months of each Fiscal Quarter of the Lead Borrower (commencing with the Fiscal Month ended July 31, 2008, if applicable), a consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Month, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Month, and for the portion of the Lead Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (i) such period set forth in the projections delivered prior to the Closing Date and thereafter delivered pursuant to Section 6.01(d) hereof, (ii) the corresponding Fiscal Month of the previous Fiscal Year (if available), and (iii) the corresponding portion of the previous Fiscal Year (if available), such consolidated statements to be certified by a Responsible Officer of the Lead Borrower as fairly presenting in all material respects the financial condition, results of operations, Shareholders’ Equity and cash flows of the Lead Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(d) as soon as available, but in any event no later than sixty (60) days after the first day of each Fiscal Year of the Lead Borrower (commencing with the Fiscal Year beginning January 1, 2009), forecasts prepared by management of the Lead Borrower, substantially in the same form as forecasts furnished prior to the Closing Date, of consolidated balance sheets and statements of income or operations and cash flows of the Lead Borrower and its Subsidiaries on a monthly basis for such Fiscal Year, and as soon as available, any material revisions to such forecast with respect to such Fiscal Year; it being understood and agreed that (i) any forecasts furnished hereunder are subject to significant uncertainties and contingencies, which may be beyond the control of the Loan Parties, (ii) no assurance is given by the Loan Parties that the results or forecast in any such projections will be realized and (iii) the actual results may differ from the forecast results set forth in such projections and such differences may be material.

6.02 Certificates; Other Information. Deliver to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) and (c) (commencing with the delivery of the financial statements for the Fiscal Quarter ended September 30, 2008), (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Lead Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP and (ii) a copy of management’s discussion and analysis with respect to such financial statements, in form and detail reasonably satisfactory to the Administrative Agent;

(b) on or prior to the tenth (10th) Business Day of each Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day), other than for the Fiscal Month ending on or about June 30, 2008, as to which the Borrowing Base Certificate shall be delivered on or prior to July 17, 2008, a Borrowing Base Certificate showing the Borrowing Base as of the close of business as of the last day of the immediately preceding Fiscal Month, each Borrowing Base Certificate to be certified as true and correct in all material respects by a Responsible Officer of the Lead Borrower; provided that at any time that an Accelerated Borrowing Base Delivery Event has occurred and is continuing, such Borrowing Base Certificate shall be delivered on the fifth (5th) Business Day after the end of each week, as of the close of business on the immediately preceding Saturday; provided further that upon consummation of any Permitted Disposition of any Eligible Real Estate or Eligible Inventory (other than sales of Inventory in the ordinary course of business), in each case, generating Net Proceeds of at least $2,000,000 in any individual Disposition, upon request of the Administrative Agent, the Lead Borrower shall promptly furnish an updated Borrowing Base Certificate reflecting the Borrowing Base after giving effect to such Disposition;

(c) promptly upon receipt, copies of any management letters submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with the accounts or books of the Loan Parties or any Subsidiary, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Loan Parties, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) the financial and collateral reports described on Schedule 6.02 hereto, no later than the times set forth in such Schedule;

(f) promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement evidencing Material Indebtedness and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(g) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Subsidiary thereof or any other matter which, in any such case, could reasonably be expected to have a Material Adverse Effect; and

(h) promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b), or (c) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents, or provides a link thereto on the Lead Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Lead Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Lead Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Lead Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Lead Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Loan Parties hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties hereby agree that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering, they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) the Lead Borrower shall use commercially reasonable efforts to provide that such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC”

shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03 Notices. Notify the Administrative Agent of the following promptly after any Responsible Officer of the Lead Borrower obtains knowledge thereof:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof pursuant to any applicable Environmental Laws that has resulted, or could reasonably be expected to result, in a Material Adverse Effect;

(d) of the occurrence of any ERISA Event;

(e) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(f) of the discharge by any Loan Party of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm;

(g) of the formation or acquisition of any Subsidiary (other than an Immaterial Subsidiary) or of any Real Estate owned in fee simple (if such Real Estate is required to be made subject to a Mortgage pursuant to Section 6.17(b));

(h) of the filing of any Lien for unpaid Taxes against any Loan Party in excess of $10,000,000;

(i) of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed; and

(j) of any notice of any material non-compliance with applicable Laws with respect to any Property (as defined in the Mortgages relating to Eligible Real Estate) which it receives or any pending proceedings in respect thereof.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe the provisions of this Agreement and any other Loan Document that have been breached to the knowledge of such Responsible Officer.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, (i) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, and (ii) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, and carriers) which, if unpaid, would by law become a Lien upon its property, except, in each case, where (a)(i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, and (iv) no Lien has been filed with respect thereto (other than Permitted Encumbrances under clause (a) of the definition of such term) or (b) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Agents with respect to determining Reserves pursuant to this Agreement.

6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05, and except, in the case of such good standing, to the extent that the failure to preserve, renew or maintain such good standing would not reasonably be expected to result in a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except to the extent such Intellectual Property is no longer used or useful in the conduct of the business of the Loan Parties or the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

6.06 Maintenance of Properties

Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (ii) make all necessary repairs thereto and renewals and replacements thereof.

6.07 Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies (or through self-insurance arrangements), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Administrative Agent.

(b) Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to real property) and lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Collateral Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Collateral Agent (provided that unless a Cash Dominion Event then exists, the Collateral Agent shall promptly remit the proceeds to the Lead Borrower or as the Lead Borrower may direct) and (ii) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer. Commercial general liability policies shall be endorsed to name the Collateral Agent as an additional insured. Business interruption policies shall name the Collateral Agent as a loss payee and shall be endorsed or amended to include (i) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Collateral Agent (provided that unless a Cash Dominion Event then exists, the Collateral Agent shall promptly remit the proceeds to the Lead Borrower or as the Lead Borrower may direct) and (ii) a provision to the effect that none of the Loan Parties, the Administrative Agent, the Collateral Agent or any other party shall be a co-insurer. Each such policy referred to in this Section 6.07(b) shall also provide that it shall not be canceled (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Collateral Agent. The Lead Borrower shall deliver to the Collateral Agent, on or prior to the date of the cancellation or expiration of any such policy of insurance, or modification materially reducing the scope or amount of coverage of such policies of insurance, a copy of any applicable renewal or replacement insurance certificate.

(c) If at any time the area in which any Eligible Real Estate is located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in an amount and form that complies with the requirements under the National Flood Insurance Act, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as is reasonable and customary for companies engaged in the Business.

(d) None of the Credit Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07. Each Loan Party shall look solely to its insurance companies or any other parties other than the Credit Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Credit Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by applicable Law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by the any Credit Party under this Section 6.07 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties. None of the foregoing shall affect the obligation of the Collateral Agent, unless a Cash Dominion Event exists, to promptly remit any proceeds it receives under any insurance policy to the Lead Borrower or as the Lead Borrower may direct.

(e) Maintain for themselves and their Subsidiaries, a Directors and Officers insurance policy, and a “Blanket Crime” policy including employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property, and computer fraud coverage with responsible companies in such amounts as are customarily carried by business entities engaged in similar businesses similarly situated, and will, upon written request by the Administrative Agent, furnish the Administrative Agent certificates evidencing renewal of each such policy.

6.08 Compliance with Law. Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, as well as any reciprocal easement agreements or covenants of record applicable to the Property (as defined in the Mortgages), except in such instances in which (a)(i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP; and (ii) such contest effectively suspends enforcement of the contested Laws, orders, writs, injunctions or decrees, or (b) the failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records; Accountants

(a) Maintain proper books of record and account in conformity with GAAP consistently applied, in which entries true and correct in all material respects shall be made of financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Subsidiary, as the case may be.

(b) At all times retain a Registered Public Accounting Firm.

6.10 Inspection Rights

(a) Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties and to discuss its affairs, finances and accounts with its officers and Registered Public Accounting Firm (so long as the Lead Borrower is afforded an opportunity to participate in such discussions), all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Lead Borrower; provided, however, that when an Event of Default exists the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.

(b) Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Administrative Agent to conduct appraisals, commercial finance examinations and other evaluations, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base, and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. The Loan Parties shall pay the reasonable and documented fees and out-of-pocket expenses of the Administrative Agent or such professionals for such evaluations and appraisals with respect to (A)(1) in the Administrative Agent’s discretion, up to two (2) appraisals of the Loan Parties’ Inventory and up to two (2) commercial finance examinations during any twelve month period in which Availability is at all times greater than or equal to twenty percent (20%) of the Loan Cap, and (2) in the Administrative Agent’s discretion, up to three (3) appraisals of the Loan Parties’ Inventory and three (3) commercial finance examinations during any twelve (12) month period in which Availability is at any time less than twenty percent (20%) of the Loan Cap, (B) the Borrower’s Eligible Real Estate, in the Administrative Agent’s discretion, up to one (1) such appraisal of fifty percent (50%) in Appraised Value of such Eligible Real Estate during any twelve (12) month period, (C) all commercial finance examinations and appraisals undertaken at any time at the request of the

Administrative Agent if required by applicable Law and (D) all commercial finance examinations and appraisals deemed necessary by the Administrative Agent and undertaken at the request of the Administrative Agent after the occurrence and the continuation of an Event of Default. In addition to the foregoing the Administrative Agent will have the right to conduct additional commercial finance examinations and appraisals at the expense of the Administrative Agent, as it in its Permitted Discretion deems necessary upon written notice to the Lead Borrower.

(c) Permit the Administrative Agent, from time to time, to engage an independent engineer or other qualified consultant or expert, reasonably acceptable to the Administrative Agent, at the expense of the Loan Parties, to undertake Phase I environmental site assessments during the term of this Agreement of the Eligible Real Estate, provided that such assessments may only be undertaken (i) during the continuance of an Event of Default, or (ii) if a Loan Party receives any notice or obtains knowledge of (A) any potential or known release of any Hazardous Materials at or from any Eligible Real Estate, notification of which must be given to any Governmental Authority under any Environmental Law, or notification of which has, in fact, been given to any Governmental Authority, or (B) any complaint, order, citation or notice with regard to air emissions, water discharges, or any other environmental health or safety matter affecting any Loan Party or any Eligible Real Estate from any Person (including, without limitation, the Environmental Protection Agency). Environmental assessments may include detailed visual inspections of the Real Estate, including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and ground water samples, as well as such other investigations or analyses as are reasonably necessary for a determination of the compliance of the Real Estate and the use and operation thereof with all applicable Environmental Laws; provided, however, that the scope of any assessment undertaken under this provision shall be limited to that which is necessary to investigate the release, complaint, order, citation or notice which prompted the investigation. The Borrowers will, and will cause each of their Subsidiaries to, cooperate with the Administrative Agent and such third parties to enable such assessment and evaluation to be timely completed in a manner reasonably satisfactory to the Administrative Agent.

(d) Notwithstanding anything to the contrary in this Section 6.10, none of the Lead Borrower or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any documents, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Agents (or any designated representative) is then prohibited by Law or any agreement binding on the Lead Borrower or any of its Subsidiaries or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions (a) to refinance the obligations under the Existing Credit Agreements and other Indebtedness outstanding immediately prior to the Closing Date, (b) to finance the transactions contemplated by the Merger Agreement, including the Tender Offer and the payment of fees and expenses in connection therewith, (c) to finance the Permitted Acquisitions and the acquisition of working capital assets of the Borrowers and their Subsidiaries, including the purchase of inventory, (d) to finance Capital Expenditures of the Borrowers and their Subsidiaries, and (e) for general corporate purposes of the Loan Parties and their Subsidiaries (other than to purchase or carry margin stock (within the meaning of Regulation U of the FRB) in violation of applicable Law or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of applicable Law or to refund Indebtedness originally incurred for such purpose in violation of applicable Law), in each case to the extent not prohibited under applicable Law and the Loan Documents.

6.12 Additional Loan Parties. Notify the Administrative Agent at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within thirty (30) days or such longer period as the Administrative Agent may agree), cause any such Person (a) which is a Domestic Subsidiary that is a Wholly Owned Subsidiary and not an Immaterial Subsidiary, to (i) become a Loan Party by executing and delivering to the Administrative Agent a Joinder to this Agreement and/or to a counterpart of the Facility Guaranty, (ii) grant a Lien to the Collateral Agent on such Person’s assets of the same type covered by the Security Documents to secure the Obligations, (iii) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and, if reasonably requested by the Administrative Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), and (b) if any Equity Interests or Indebtedness of such Person are owned by any Loan Party, to pledge such Equity Interests and any promissory notes evidencing such Indebtedness of the same type covered by the Security Documents (except that, if such Subsidiary is a CFC, the Equity Interests of such Subsidiary to be pledged shall be limited to sixty-five percent (65%) of the outstanding voting Equity Interests of such Subsidiary and one hundred percent (100%) of the non-voting Equity Interests of such Subsidiary and such thirty (30) day period may be extended based on local law or practice), in each case in form and content reasonably satisfactory to the Administrative Agent. In no event shall compliance with this Section 6.12 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.12 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower or permit the inclusion of any acquired assets in the computation of the Borrowing Base.

6.13 Cash Management.

(a) On or prior to the Closing Date (or such later date as the Administrative Agent may agree in the Post Closing Agreement):

(i) deliver to the Administrative Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit G which have been executed on behalf of each applicable Loan Party and delivered to such Loan Party’s credit card clearinghouses and processors listed on Schedule 5.21(b); and

(ii) enter into a Blocked Account Agreement with each Blocked Account Bank (the accounts covered by such Blocked Account Agreements, collectively, the “Blocked Accounts”).

(b) The Loan Parties shall ACH or wire transfer no less frequently than once each Business Day (and whether or not there are then any outstanding Obligations) to an account of a Loan Party identified on Schedule 6.13 or otherwise to a Blocked Account all amounts on deposit and available at the close of each Business Day in each DDA (if any) (net of such minimum balance consistent with past practices, but not to exceed $15,000,000 in the aggregate for all DDAs and Blocked Accounts in any event), and all cash payments received by the Loan Parties from credit card processors.

(c) After the occurrence and during the continuance of a Cash Dominion Event (and delivery of notice thereof from the Administrative Agent to the Lead Borrower and the applicable Blocked Account Bank), the Loan Parties and each Blocked Account Bank shall ACH or wire transfer no less frequently than once each Business Day (and whether or not there are then any outstanding Obligations) to the concentration account maintained by the Collateral Agent at Bank of America (the “Concentration Account”), all cash receipts and collections (other than Operating Cash), including, without limitation, the following (collectively and excluding Operating Cash, the “Cash Receipts”):

(i) all available cash receipts from the sale of Inventory and other assets (other than Operating Cash);

(ii) all proceeds of collections of Accounts;

(iii) the then contents of each DDA (other than Operating Cash);

(iv) all Net Proceeds from any Prepayment Event, and (other than Operating Cash) all other cash payments received by a Loan Party from any Person or from any source or on account of any sale or other transaction or event;

(v) the then entire available cash balance of each Blocked Account (other than Operating Cash); and

(vi) the cash proceeds of all credit card charges received by any Loan Party.

(d) The Concentration Account shall at all times be under the sole dominion and control of the Collateral Agent. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in the Concentration Account shall be applied as provided in Sections 2.05(h) or 8.03, as applicable, of this Agreement. In the event that, notwithstanding the provisions of this Section 6.13, any Loan Party receives or otherwise has dominion and control of any Cash Receipts, such Cash Receipts shall be held in trust by such Loan Party for the Collateral Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent.

(e) So long as no Cash Dominion Event has occurred and is continuing, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts.

(f) Any amounts held or received in the Concentration Account at any time when no Cash Dominion Event exists shall be promptly remitted to an account of the Lead Borrower or as the Lead Borrower may otherwise direct.

6.14 Information Regarding the Collateral.

Furnish to the Administrative Agent at least fifteen (15) days’ prior written notice (or such shorter period as the Administrative Agent shall agree) of any change in: (i) any Loan Party’s legal name; (ii) any Loan Party’s type of organization or jurisdiction of organization; or (iii) any Loan Party’s federal taxpayer identification number or organizational identification number (if any) assigned to it by its state of organization. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to have a valid, legal and perfected Lien in all the Collateral for its own benefit and the benefit of the other Credit Parties as required by this Agreement and the Security Documents.

6.15 Physical Inventories.

(a) Cause not less than one physical inventory of the Stores to be undertaken, at the expense of the Loan Parties, in each twelve (12) month period and periodic cycle counts at each distribution center, in each case consistent with past practices and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be reasonably satisfactory to the Collateral Agent. The Collateral Agent, at the expense of the Loan Parties, may participate in and/or observe each scheduled count of Inventory which is undertaken on behalf of any Loan Party. The Lead Borrower shall promptly provide the Collateral Agent with a summary report of the results of such inventory (as well as of any other physical inventory or cycle counts undertaken by a Loan Party).

(b) Permit the Collateral Agent, in its discretion, if any Default or Event of Default exists, to cause additional such inventories to be taken as the Collateral Agent determines (each, at the expense of the Loan Parties).

6.16 Environmental Laws.

(a) Conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) obtain and renew all environmental permits necessary for its operations and properties, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that (i) its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP, or (ii) failure to undertake any clean up, removal, remedial or other action would not reasonably be expected to have a Material Adverse Effect.

6.17 Further Assurances.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which any Agent may reasonably request, to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents (including, without limitation, such further assignment of any awards, proceeds, damages or claims arising in connection with any condemnation or injury to any Real Estate subject to a Mortgage) or the validity or priority of any such Lien, all at the expense of the Loan Parties and to the extent required by the Security Documents and this Agreement.

(b) If any material assets are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien of the Security Documents upon acquisition thereof), notify the Agents thereof (in the case of Intellectual Property, within the time frames set forth in Schedule 6.02), and the applicable Loan Parties will, promptly after providing such notice, cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary to grant and perfect such Liens to the extent required by the Security Documents and this Agreement, including actions described in Section 6.17(a), all at the expense of the Loan Parties; provided that no Mortgages shall be required to be furnished on any Real Estate acquired after the Closing Date, except (i) on Real Estate owned in fee by any Loan Party acquired in connection with a Permitted Acquisition (unless, with respect to any such Real Estate, the Administrative Agent determines that the fees and expenses of obtaining a Mortgage with respect to such Real Estate would be disproportionate to the expected benefits to the Credit Parties of the security to be afforded thereby), (ii) on Real Estate consisting of distribution centers or warehouses owned in fee by any Loan Party (unless, with respect to any such Real Estate, the Administrative Agent determines that the fees and expenses of obtaining a Mortgage with respect to such Real Estate would be disproportionate to the expected benefits to the Credit Parties of the security to be afforded thereby), and (iii) if a Covenant Compliance Event then exists, in which event the Loan Parties shall, upon the request of the Administrative Agent, execute and deliver Mortgages on all owned Real Estate which is not then subject to a Mortgage in favor of the Collateral Agent. In no event shall compliance with this Section 6.17(b) waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.17(b) if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute Consent to the inclusion of any acquired assets in the computation of the Borrowing Base.

(c) Upon the written request of the Collateral Agent, use commercially reasonable efforts to cause each of its customs brokers to deliver an agreement to the Collateral Agent covering such matters and in such form as the Collateral Agent may reasonably require.

6.18 Compliance with Terms of Leaseholds. Except as otherwise expressly permitted hereunder and except, in each case, where the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) make all payments and otherwise perform all obligations in respect of all Leases of real property to which any Loan Party or any of its Subsidiaries is a party; and (b) keep such Leases in full force and effect and not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled.

6.19 Condemnation of Mortgaged Properties.

(a) Make, constitute appoint and authorize the Agents (and all officers, employees or agents designated by the Agents), exercisable after the occurrence and during the continuance of an Event of Default, to commence, appear in and prosecute, in any Agent’s name or any Borrower’s name, any action or proceeding relating to any condemnation or other taking of any Property (as defined in the Mortgages) involving an amount equal to or in excess of $200,000 and to settle or compromise any claim in connection with such condemnation or other taking; provided that so long as no Event of Default has occurred and is continuing and the Administrative Agent has not notified the Lead Borrower in writing of its intention to exercise its rights above in this Section 6.18(a), the Lead Borrower shall have the right to commence, appear in and prosecute any action or proceeding relating to any condemnation or other taking of the Property and to settle or compromise any claim in connection with such condemnation or other taking, provided that no settlement thereof with respect to Eligible Real Estate shall be made without the prior consent of the Administrative Agent.

(b) Assign to the Collateral Agent the proceeds of any award or claim for damages, direct or consequential, in connection with any condemnation, or other taking of the Property (as defined in the Mortgages), or part thereof, or for conveyances in lieu of condemnation, and authorize the Net Proceeds of such awards or damages to be applied to the Obligations to the extent then required under this Agreement.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations for which a claim has not been asserted) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the UCC or any similar Law or statute of any jurisdiction a financing statement that names any Loan Party or any Subsidiary thereof as debtor, other than, as to all of the above, Permitted Encumbrances; provided that if any such financing statement is filed without the knowledge or consent of the Lead Borrower, the Lead Borrower shall have a reasonable period of time after obtaining knowledge thereof to obtain its termination.

7.02 Investments. Make any Investments, except Permitted Investments.

7.03 Indebtedness; Disqualified Stock. Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness (including Disqualified Stock), except Permitted Indebtedness.

7.04 Fundamental Changes. Merge, dissolve, liquidate, or consolidate with or into another Person, except that:

(a) any Subsidiary may merge or consolidate with or into (i) a Loan Party, provided that a Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries that is not a Loan Party, provided that when any Wholly Owned Subsidiary is merging with or consolidating into another Subsidiary, a Wholly Owned Subsidiary shall be the continuing or surviving Person;

(b) so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom, in connection with a Permitted Acquisition, any Loan Party or any Subsidiary of a Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided that (i) the Person surviving such merger or consolidation shall be a Loan Party or a Wholly Owned Subsidiary of a Loan Party and (ii) in the case of any such merger or consolidation to which any Loan Party is a party, a Loan Party is the surviving Person;

(c) the Loan Parties may consummate the transactions contemplated by the Merger Agreement;

(d) any Loan Party may merge or consolidate with or into any other Loan Party; and

(e) so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom, any Subsidiary of the Lead Borrower may liquidate or dissolve if the Lead Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Loan Parties and is not materially disadvantageous or materially adverse to the Credit Parties.

7.05 Dispositions. Make any Disposition except Permitted Dispositions.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that:

(a) each Subsidiary may declare and pay dividends or make other distributions ratably with respect to such Subsidiary’s Equity Interests;

(b) the Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other Equity Interests of such Person (other than Disqualified Stock);

(c) non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants shall be permitted if such Equity Interests represent a portion of the exercise price of such options or warrants;

(d) Restricted Payments made on or about the Closing Date and through and including the Merger Date to consummate the Tender Offer, the Merger and transactions related thereto shall be permitted;

(e) other Restricted Payments by the Lead Borrower and its Subsidiaries which do not exceed $10,000,000 in the aggregate shall be permitted as long as no Event of Default then exists or would arise therefrom;

(f) the Lead Borrower, Merger Sub, and CSK may (i) pay the cash consideration required to consummate the Tender Offer and the Merger, and (ii) make cash payments in respect of dissenters’ rights pursuant to the Laws of the State of Delaware;

(g) if the Payment Conditions are satisfied, the Loan Parties and each Subsidiary may make Restricted Payments in addition to those set forth in clauses (a) through (f), above; and

(h) if the Payment Conditions are satisfied, the Lead Borrower may declare or pay cash dividends to the holders of its Equity Interests.

7.07 Voluntary Prepayments of Indebtedness.

Voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except (a) as long as no Event of Default then exists, regularly scheduled or mandatory repayments, redemptions, repurchases or defeasances of Permitted Indebtedness, (b) (i) so long as no Event of Default has occurred and is continuing, voluntary prepayments, redemptions, repurchases, defeasances or other satisfaction of Permitted Indebtedness (but excluding any payment in violation of the subordination terms of any Subordinated Indebtedness) in an amount less than $5,000,000 individually, and (ii) voluntary prepayments, redemptions, repurchases, defeasances or other satisfaction of Permitted Indebtedness (but excluding any payment in violation of the subordination terms of any Subordinated Indebtedness) as long as the Payment Conditions are satisfied, and (c) refinancings and refundings of such Indebtedness to the extent permitted hereunder.

7.08 Change in Nature of Business.

Engage in any line of business substantially different from the Business conducted by the Loan Parties and their Subsidiaries on the date hereof or any business reasonably related, complementary, ancillary or incidental thereto.

7.09 Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) a transaction between or among the Loan Parties, (b) a transaction between or among any Subsidiaries of the Lead Borrower that are not Loan Parties, (c) transactions, arrangements, reimbursements and indemnities permitted between or among such parties under this Agreement, (d) the payment of reasonable fees and out-of-pocket costs to directors, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Lead Borrower or its Subsidiaries, or (e) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Lead Borrower’s board of directors.

7.10 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document and except in the case of restrictions and conditions imposed by Law) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Subsidiary to Guarantee the Obligations, (iii) of any Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Collateral Agent; provided, however, that the foregoing shall not prohibit (A) any restriction incurred or provided in favor of any holder of Indebtedness permitted under clauses (c) or (f) of the definition of Permitted Indebtedness solely to the extent any such restriction relates to the property financed by or the subject of such Indebtedness; (B) customary anti-assignment provisions in contracts restricting the assignment thereof or in contracts for the Disposition of any assets or any Subsidiary, provided that the restrictions in any such contract shall apply only to the assets or Subsidiary that is to be Disposed of, (C) provisions in leases of real property that prohibit mortgages or pledges of the lessee’s interest under such lease or restricting subletting or assignment of such lease; (D) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures to the extent such joint ventures are permitted hereunder; (E) customary restrictions arising under licenses and other contracts entered into in the ordinary course of business; or (F) customary restrictions in Permitted Indebtedness of the type referred to in clause (m) of the definition thereof; or (b) requires the grant of a Lien to secure an obligation of such Person, which Lien is required to be pari passu or superior to the Lien of the Collateral Agent.

7.11 Amendment of Material Documents.

(a) Amend, modify or waive any of a Loan Party’s rights under its Organization Documents in a manner materially adverse to the Credit Parties, or (b) amend, modify or waive any document governing any Material Indebtedness (other than on account of any refinancing thereof otherwise permitted hereunder), in each case to the extent that such amendment, modification or waiver would be reasonably likely to have a Material Adverse Effect.

7.12 Fiscal Year.

(a) Change the Fiscal Year of any Loan Party without the prior consent of the Administrative Agent, except as required by GAAP, or, (b) without notice to the Administrative Agent in accordance with the provisions of Section 6.03(e), materially change the accounting policies or reporting practices of the Loan Parties, except as required by GAAP.

7.13 Deposit Accounts; Credit Card Processors.

Open new Blocked Accounts or engage any new credit card processors unless the Loan Parties shall have delivered to the Agents Blocked Account Agreements or Credit Card Notifications, as applicable, consistent with the provisions of Section 6.13 or otherwise reasonably satisfactory to the Agents.

7.14 Financial Covenants.

(a) Consolidated Fixed Charge Coverage Ratio. During the continuance of a Covenant Compliance Event, permit the Consolidated Fixed Charge Coverage Ratio, calculated as of the last day of each Fiscal Month for the most recently ended Measurement Period, to be less than the amounts set forth below for the periods indicated:

Period	Consolidated Fixed Charge Coverage Ratio
Closing Date through December 31, 2010	1.0:1.0
January 31, 2011 through December 31, 2011	1.1:1.0
January 31, 2012 and thereafter	1.2:1.0

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio, calculated as of the last day of each Fiscal Quarter for the most recently ended Measurement Period, to be more than the amounts set forth below for the periods indicated:

Period	Consolidated Leverage Ratio
Closing Date through December 31, 2010	3.50:1.00
March 31, 2011 through December 31, 2011	3.25:1.00
March 31, 2012 and thereafter	3.00:1.00

7.15 Store Closings.

Close any of the Loan Parties’ Stores in excess of (i) in any Fiscal Year of the Lead Borrower and its Subsidiaries, ten percent (10%) of the number of the Loan Parties’ Stores as of the beginning of such Fiscal Year (net of new Store openings) and (ii) in the aggregate from and after the Closing Date, fifteen percent (15%) of the number of the Loan Parties’ Stores in existence as of the Closing Date (net of new Store openings).

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrowers or any other Loan Party fails to pay when and as required to be paid herein, (i) any amount of principal of any Loan or any L/C Obligation, or (ii) any interest on any Loan or on any L/C Obligation, or any fee due hereunder, which failure continues for two (2) Business Days, or (iii) any other amount payable hereunder or under any other Loan Document (including, without limitation, the failure to deposit any funds as Cash Collateral in respect of L/C Obligations), which failure continues for five (5) Business Days; or

(b) Specific Covenants. (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.03(b), 6.05, 6.07, 6.10(b), 6.10(c), 6.11, 6.12, 6.13(b), 6.13(c), or 6.14 or Article VII, or (ii) any Loan Party fails to perform or observe any term, covenant or agreement contained in Section 6.02(b) and such failure continues for two (2) consecutive Business Days; or

(c) Other Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01 or Section 6.02 (other than Section 6.02(b)) and such failure continues for five (5) days; or

(d) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of notice thereof from the Administrative Agent or the Required Lenders to the Lead Borrower or a Responsible Officer of the Lead Borrower obtaining knowledge thereof; or

(e) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(f) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due, after giving effect to any applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement), or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, provided that this clause (i)(B) shall not apply to (x) secured Indebtedness of a Loan Party or a Subsidiary that becomes due upon the sale or transfer by such Loan Party or Subsidiary of the property or assets securing such Indebtedness; or (y) scheduled payments, defeasances or redemptions of Indebtedness on the dates set forth in the instruments and agreements governing such Indebtedness, or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than $20,000,000; or

(g) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries (other than any Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for sixty (60) calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(h) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof (other than any Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(i) Judgments. There is entered against any Loan Party or any Subsidiary thereof one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $20,000,000 (to the extent not paid or covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage), and (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(j) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to a Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $20,000,000, or which would reasonably likely result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $20,000,000 or which would reasonably likely result in a Material Adverse Effect; or

(k) Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any Subsidiary contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any material provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease (other than pursuant to the terms thereof) to be, or shall be asserted by any Loan Party or any Subsidiary not to be, a valid and perfected Lien on any Collateral (other than an immaterial portion of the Collateral not of the type included in the Borrowing Base, as determined by the Administrative Agent in its Permitted Discretion), to the extent and with the priority required by the applicable Loan Document, except to the extent resulting from the failure of the Agents to file UCC continuation statements or Mortgages or to maintain “control” (as such term is defined in the UCC), as applicable; or

(l) Change of Control. There occurs any Change of Control; or

(m) Cessation of Business. Except as otherwise expressly permitted hereunder, any Loan Party shall take any action to suspend the operation of the business of the Loan Parties, taken as a whole, in the ordinary course, including, without limitation, the liquidation of all or substantially all of the assets or Store locations of the Loan Parties; or

(n) Indictment. The criminal indictment of any Loan Party or any Subsidiary thereof, under any federal, state, municipal, and other criminal statute, rule, regulation, order, or other requirement having the force of law for a felony and such indictment remains unquashed or undismissed for a period of ninety (90) days or more, unless the Administrative Agent, in its reasonable discretion, determines that the indictment is not material.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a) declare the Commitments of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c) require that the Loan Parties Cash Collateralize the L/C Obligations; and

(d) whether or not the maturity of the Loans shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

provided, however, that upon the entry of an order for relief with respect to any Loan Party or any Subsidiary thereof under the Bankruptcy Code of the United States of America, the obligation of each

Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and the Collateral Agent and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, each in its capacity as such;

Second, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, expenses and other amounts (other than principal, interest and fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them (other than any amounts owing to Tranche A-1 Lenders);

Third, to the extent not previously reimbursed by the Lenders, to payment to the Lenders of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances, ratably among the Lenders in proportion to the amounts described in this clause Third payable to them;

Fourth, to the extent that Swing Line Loans have not been refinanced by a Committed Loan, payment to the Swing Line Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swing Line Loans;

Fifth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, and fees (including Letter of Credit Fees), ratably among the Tranche A Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fifth payable to them (other than any interest and fees owing to Tranche A-1 Lenders);

Sixth, to the extent that Swing Line Loans have not been refinanced by a Committed Loan, to payment to the Swing Line Lender of that portion of the Obligations constituting unpaid principal of the Swing Line Loans;

Seventh, to payment of that portion of the Obligations constituting unpaid principal of the Loans (other than Tranche A-1 Loans) and L/C Borrowings, ratably among the Tranche A Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Ninth, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the Tranche A-1 Lenders (including fees, charges and disbursements of counsel to the respective Tranche A-1 Lenders), ratably among them in proportion to the amounts described in this clause Ninth;

Tenth, ratably to pay any fees then due to the Tranche A-1 Lenders until paid in full;

Eleventh, ratably to pay interest accrued in respect of the Tranche A-1 Loans until paid in full;

Twelfth, ratably to pay principal due in respect of Tranche A-1 Loans until paid in full;

Thirteenth, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations for which a claim has been made, but excluding any Other Liabilities), ratably among the Credit Parties in proportion to the respective amounts described in this clause Thirteenth held by them;

Fourteenth, to payment of that portion of the Obligations arising from Cash Management Services to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Fourteenth held by them;

Fifteenth, to payment of all other Obligations arising from Bank Products to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Fifteenth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Eighth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

(a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Credit Parties, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions (other than the provisions of Section 9.06).

(b) Each of the Lenders (in its capacities as a Lender), the Swing Line Lender and the L/C Issuer hereby irrevocably appoints Bank of America as Collateral Agent and authorizes the Collateral Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c)), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents, as if set forth in full herein with respect thereto.

9.02 Rights as a Lender. The Persons serving as the Agents hereunder shall have the same rights and powers in their capacity as a Lender as any other Lender and may exercise the same as though they were not the Administrative Agent or the Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or the Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent, as applicable, is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its respective opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent or any of its Affiliates in any capacity.

No Agent shall be liable to any Credit Party for any action taken or not taken by it (i) with the Consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Agents shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Loan Parties, a Lender or the L/C Issuer. In the event that the Agents obtain such actual knowledge or receive such a notice, the Agents shall give prompt notice thereof to each of the Lenders and L/C Issuers. Upon the occurrence of an Event of Default, the Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders. Unless and until the Agents shall have received such direction, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Agents be required to comply with any such directions to the extent that any Agent believes that its compliance with such directions would be unlawful.

The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents.

9.04 Reliance by Agents.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received written notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.

9.06 Resignation of Agents. Either Agent may at any time give written notice of its resignation to the Lenders, the L/C Issuer and the Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States and shall, unless an Event of Default has occurred and is continuing at the time of such appointment, be reasonably acceptable to the Lead Borrower (whose consent shall not be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if the Administrative Agent or the Collateral Agent shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Collateral Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent or Collateral Agent hereunder.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.12, the Agents shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agents.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, Syndication Agent, Co-Documentation Agents, Joint Book Runners or Senior Managing Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Collateral Agent, a Lender or the L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer, the Administrative Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer, the Administrative Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer the Administrative Agent and such Credit Parties under Sections 2.03(i), 2.03(j) 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10 Collateral and Guaranty Matters. The Credit Parties irrevocably authorize the Agents, at their option and in their discretion,

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) and the expiration or termination of all Letters of Credit, (ii) that is Disposed of or to be Disposed as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) in accordance with Section 10.01;

(b) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of Permitted Encumbrances; and

(c) to release any Guarantor from its obligations under the Facility Guaranty and each other applicable Loan Document if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by any Agent at any time, the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty and each other applicable Loan Document pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Agents will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and Lien granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty and each other applicable Loan Document, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11 Notice of Transfer.

The Agents may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Loans and Commitments for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 10.06.

9.12 Reports and Financial Statements.

By signing this Agreement, each Lender:

(a) agrees to furnish the Administrative Agent after the occurrence and during the continuance of a Cash Dominion Event (and thereafter at such frequency as the Administrative Agent may reasonably request) with a summary of all Other Liabilities due or to become due to such Lender. In connection with any distributions to be made hereunder, the Administrative Agent shall be entitled to assume that no amounts are due to any Lender on account of Other Liabilities unless the Administrative Agent has received written notice thereof from such Lender;

(b) is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements and Borrowing Base Certificates required to be delivered by the Lead Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agents (collectively, the “Reports”);

(c) expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agents or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e) agrees to keep all Reports confidential in accordance with the provisions of Section 10.07 hereof; and

(f) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agents and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agents and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.13 Agency for Perfection.

Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Law of the United States can be perfected only by possession. Should any Lender (other than the Agents) obtain possession of any such Collateral, such Lender shall notify the Agents thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

9.14 Indemnification of Agents. The Lenders shall indemnify the Agents (to the extent not reimbursed by the Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their respective Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by any Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s bad faith, gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

9.15 Relation among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agents) authorized to act for, any other Lender.

9.16 Defaulting Lender.

(a) If for any reason any Lender shall fail or refuse to abide by its obligations under this Agreement, including without limitation its obligation to make available to Administrative Agent its Applicable Percentage of any Loans, expenses or setoff or purchase its Applicable Percentage of a participation interest in the Swing Line Loans or L/C Borrowings and such failure is not cured within two (2) days of receipt from the Administrative Agent of written notice thereof, then, in addition to the rights and remedies that may be available to the other Credit Parties, the Loan Parties or any other party at law or in equity, and not at limitation thereof, (i) such Defaulting Lender’s right to participate in the administration of, or decision-making rights related to, the Obligations, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, and (ii) a Defaulting Lender shall be deemed to have assigned any and all payments due to it from the Loan Parties, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-Defaulting Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations until, as a result of application of such assigned payments the Lenders’ respective Applicable Percentages of all outstanding Obligations shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. The Defaulting Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Defaulting Lender of its Applicable Percentage of any Loans, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at a rate equal to the Federal Funds Rate from time to time in effect from the date when originally due until the date upon which any such amounts are actually paid.

(b) The non-Defaulting Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to cause the termination and assignment, without any further action by the Defaulting Lender for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), of the Defaulting Lender’s Commitment to fund future Loans. Upon any such purchase of the Applicable Percentage of any Defaulting Lender, the Defaulting Lender’s share in future Credit Extensions and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance.

(c) Each Defaulting Lender shall indemnify the Administrative Agent and each non-Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by the Administrative Agent or by any non-Defaulting Lender, on account of a Defaulting Lender’s failure to timely fund its Applicable Percentage of a Loan or to otherwise perform its obligations under the Loan Documents.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no Consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent or the Collateral Agent, as applicable, with the Consent of the Required Lenders), and the Lead Borrower or the applicable Loan Party, as the case may be, and each such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or Consent shall:

(a) extend or, increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written Consent of such Lender;

(b) postpone any date scheduled for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any of the other Loan Documents without the written Consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written Consent of each Lender directly and adversely affected thereby; provided, however, that only the Consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees or other amounts at the Default Rate;

(d) change Section 2.3 or Section 8.03 in a manner that would alter the manner of application of payments (or the pro rata sharing of payments) required thereby without the written Consent of each Lender;

(e) change any provision of this Section or reduce the percentage specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written Consent of each Lender;

(f) except as expressly permitted hereunder (including pursuant to a transaction permitted under Section 7.04 or Section 7.05) or under any other Loan Document, release, or limit the liability of, any Borrower without the written Consent of each Lender;

(g) except as expressly permitted hereunder (including pursuant to a transaction permitted under Section 7.04 or Section 7.05) or under any other Loan Document, release, or limit the liability of, all or substantially all of the Guarantors without the written Consent of each Lender;

(h) except for Permitted Dispositions, release all or substantially all of the Collateral from the Liens of the Security Documents without the written Consent of each Lender;

(i) increase the Aggregate Commitments without the written Consent of each Lender;

(j) change the advance rates against assets included in the Tranche A Borrowing Base if as a result thereof the amounts available to be borrowed by the Borrowers thereunder would be increased without the written Consent of each Lender, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves;

(k) change the advance rates against assets described in any of clauses (a), (b) and (c) of the Tranche A-1 Borrowing Base if as a result thereof the amounts available to be borrowed by the Borrowers thereunder would be increased without the written Consent of each Tranche A-1 Lender, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves;

(l) change the definitions of the terms “Eligible Credit Card Receivables”, “Eligible Inventory”, “Eligible Non-Credit Card Receivables” or “Eligible Real Estate” or any component definitions thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased without the written Consent of each Lender, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves;

(m) modify the definition of Permitted Overadvance so as to increase the amount thereof or, except as provided in such definition, the time period for a Permitted Overadvance without the written Consent of each Lender; and

(n) except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written Consent of each Lender;

and, provided further, that (i) no amendment, waiver or Consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or Consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or Consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) no amendment, waiver or Consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document, and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or Consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

If any Lender does not Consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the Consent of each Lender or each affected Lender and that has been approved by the Required Lenders, the Lead Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (after giving effect to all other assignments required by the Lead Borrower to be made under this paragraph).

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Loan Parties, the Agents, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication

(including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Each Agent and the Lead Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agents or any of their Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Loan Parties, the Agents, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Lead Borrower, the Agents, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Agents, L/C Issuer and Lenders. The Agents, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agents, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic notices to and other telephonic communications with the Agents may be recorded by the Agents, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay (a) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Arrangers and their respective Affiliates, in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable and documented fees, charges and disbursements of (A) counsel for the Agents and the Arrangers (limited to Riemer & Braunstein, LLP, Latham & Watkins LLP, and necessary local counsel (limited to one local counsel per jurisdiction)), (B) outside consultants for the Agents, (C) appraisers, (D) auditors and commercial finance examiners, (E) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, (F) title insurance and (G) environmental site assessments, (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral or in connection with any proceeding under any Debtor Relief Laws, or (D) any workout, restructuring or negotiations in respect of any Obligations; (b) with respect to the L/C Issuer and its Affiliates, all reasonable out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (c) all reasonable out-of-pocket expenses incurred by the Credit Parties who are not the Agents, the Arrangers, the L/C Issuer or any Affiliate of any of them, after the occurrence and during the continuance of an Event of Default, provided that such Credit Parties shall be entitled to reimbursement for no more than one counsel representing all such Credit Parties (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel).

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Agents (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee, but excluding Taxes, which shall be governed by Section 3.01), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agents (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Blocked Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith, or willful misconduct of such Indemnitee or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. Without limiting their obligations under Section 9.14 hereof, to the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it, each Lender severally agrees to pay to the Agents (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agents (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Agents (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable on demand (accompanied by back-up documentation, to the extent available).

(f) Survival. The agreements in this Section shall survive the resignation of any Agent and the L/C Issuer, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Agents upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agents, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B) in any case not described in Section 10.06(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Lead Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans, or (B) prohibit any Lender from assigning all or any portion of its rights and obligations with respect to its Tranche A Commitment and its Tranche A-1 Commitment on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.06(b)(i)(B) and, in addition:

(A) the consent of the Lead Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Successful Syndication (as defined in the Fee Letter) has not then been completed, (2) an Event of Default has occurred and is continuing at the time of such assignment or (3) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the assignment of any Tranche A Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the assignment of any Tranche A Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.06(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.06(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Administrative Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of its Loans and Commitments and owner of its participations or other interest in any letter of Credit for all purposes hereunder, and (iv) the Loan Parties, the Agents, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.

Each Lender, acting for this purpose as an agent of the Loan Parties, shall maintain at its offices a record of each agreement or instrument effecting any participation and a register for the recordation of the names and addresses of its Participants and their rights with respect to principal amounts and other Obligations from time to time (each a “Participation Register”). The entries in each Participation Register shall be conclusive and the Loan Parties, the Agents and the Lenders may treat each Person whose name is recorded in a Participant Register as a Participant for all purposes of this Agreement. The Participation Register shall be available for inspection by the Lead Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, or 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b) from and after the time that the Participant’s participation is entered in the Participation Register. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to Section 10.06(b), Bank of America may, (i) upon ten (10) days’ notice to the Lead Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon ten (10) days’ notice to the Lead Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Lead Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Lead Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit issued by Bank of America or its Affiliates outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Prime Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Prime Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07 Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Lead Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source (only if such Credit Party has no knowledge that such source itself is not in breach of a confidentiality obligation) other than the Loan Parties.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof (provided that if such information is furnished by a source known to such Credit Party to be subject to a confidentiality obligation, such source, to the knowledge of such Credit Party, is not in violation of such obligation by such disclosure). Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent or the Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations under this Agreement or any other Loan Document then due and owing to such Lender or the L/C Issuer, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Lead Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnity obligations for which claims have not been asserted) hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agents may require such indemnities and collateral security as they shall reasonably deem necessary to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, and (y) any obligations that may thereafter arise with respect to the Other Liabilities.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Lender delivers a notice described in Section 3.02, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Lead Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations with respect to its Tranche A Commitments or its Tranche A-1 Commitments (or both) under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Tranche A Loans and L/C Advances, Tranche A-1 Loans or both, as applicable, accrued interest thereon, accrued fees in respect thereof and all other amounts payable to it hereunder in respect thereof and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (EXCEPT FOR THE CONFLICT OF LAWS RULES THEREOF, BUT INCLUDING GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402).

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR ANY FEDERAL COURT SITTING THEREIN AS THE ADMINISTRATIVE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT

MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) except as otherwise expressly agreed, in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) except as otherwise expressly agreed, none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

10.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

10.18 Foreign Asset Control Regulations.

Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Borrowers or their Subsidiaries (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

10.19 Time of the Essence. Time is of the essence of the Loan Documents.

10.20 Press Releases.

(a) Each Credit Party agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Administrative Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Administrative Agent and without the prior written consent of the Administrative Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under applicable Law and then, in any event, such Credit Party or Affiliate will consult with the Administrative Agent before issuing such press release or other public disclosure.

(b) Each Credit Party agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Lead Borrower or its Subsidiaries without at least two (2) Business Days’ prior notice to the Administrative Agent and without the prior written consent of the Administrative Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under applicable Law and then, in any event, such Credit Party or Affiliate will consult with the Lead Borrower before issuing such press release or other public disclosure. Subject to the foregoing, each Loan Party consents to the publication by the Administrative Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark. The Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.21 Additional Waivers.

(a) The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Collateral Agent or any other Credit Party.

(b) Except as otherwise provided herein, the obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of any Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments).

(c) To the fullest extent permitted by applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. The Collateral Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d) Each Loan Party is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations, the termination of the Commitments and termination of the L/C Issuer’s obligation to issue Letters of Credit hereunder. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Loan Party shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Loan Party hereunder or other Obligations incurred directly and primarily by any other Loan Party (an “Accommodation Payment”), then the Loan Party making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Loan Parties in an amount, for each of such other Loan Parties, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Loan Party’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Loan Parties. As of any date of determination, the “Allocable Amount” of each Loan Party shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Loan Party hereunder without (a) rendering such Loan Party “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Loan Party with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Loan Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

(e) Without limiting the generality of the foregoing, or of any other waiver or other provision set forth in this Agreement, each Loan Party hereby absolutely, knowingly, unconditionally, and expressly waives any and all claim, defense or benefit arising directly or indirectly under any one or more of Sections 2787 to 2855 inclusive of the California Civil Code or any similar law of California.

10.22 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.23 Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:
O’REILLY AUTOMOTIVE, INC.

By:	/s/ Thomas G. McFall
Name:	Thomas G. McFall
Title:	Chief Financial Officer

CSK AUTO, INC.

By:	/s/ Thomas G. McFall
Name:	Thomas G. McFall
Title:	Vice President

OZARK AUTOMOTIVE DISTRIBUTORS, INC.

By:	/s/ Thomas G. McFall
Name:	Thomas G. McFall
Title:	Treasurer

GREENE COUNTY REALTY CO.

By:	/s/ Thomas G. McFall
Name:	Thomas G. McFall
Title:	Treasurer

OZARK SERVICES, INC.

By:	/s/ Thomas G. McFall
Name:	Thomas G. McFall
Title:	Treasurer

OZARK PURCHASING, LLC

By:	Ozark Services, Inc., its Manager

By:	/s/ Thomas G. McFall
Name:	Thomas G. McFall
Title:	Treasurer

OC ACQUISITION COMPANY

By:	/s/ Thomas G. McFall
Name:	Thomas G. McFall
Title:	Chief Financial Officer

Signature Page to Credit Agreement

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GUARANTORS:
CSK AUTO CORPORATION

By:	/s/ Thomas G. McFall
Name:	Thomas G. McFall
Title:	Vice President

CSKAUTO.COM, INC.

By:	/s/ Thomas G. McFall
Name:	Thomas G. McFall
Title:	Vice President

OC HOLDING COMPANY, LLC

By:	/s/ Thomas G. McFall
Name:	Thomas G. McFall
Title:	Chief Financial Officer

O’REILLY II AVIATION CORPORATION

By:	/s/ Thomas G. McFall
Name:	Thomas G. McFall
Title:	Treasurer

Signature Page to Credit Agreement

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BANK OF AMERICA, N.A.,
as Administrative Agent and as Collateral Agent

By:	/s/ Keith Vercauteren
Name:	Keith Vercauteren
Title:	Managing Director

BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Keith Vercauteren
Name:	Keith Vercauteren
Title:	Managing Director

Signature Page to Credit Agreement

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LEHMAN COMMERCIAL PAPER INC.,
as Syndication Agent and as a Lender

By:	/s/ Michael C. Moravec
Name:	Michael C. Moravec
Title:	Managing Director

Signature Page to Credit Agreement

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JPMORGAN CHASE BANK, N.A.,
as Co-Documentation Agent and as a Lender

By:	/s/ Santiago Giraldo
Name:	Santiago Giraldo
Title:	Vice President

Signature Page to Credit Agreement

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BRANCH BANKING AND TRUST COMPANY,
as Co-Documentation Agent and as a Lender

By:	/s/ Roberts A. Bass
Name:	Roberts A. Bass
Title:	Senior Vice President

Signature Page to Credit Agreement

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GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Documentation Agent and as a Lender

By:	/s/ Rebecca A. Ford
Name:	Rebecca A. Ford
Title:	Duly Authorized Signatory

Signature Page to Credit Agreement

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METROPOLITAN LIFE INSURANCE COMPANY, as a Lender

By:	/s/ Judith A. Gulotta
Name:	Judith A. Gulotta
Title:	Managing Director

Signature Page to Credit Agreement

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BURDALE CAPITAL FINANCE, INC., as a Lender

By:	/s/ Phillip R. Webb
Name:	Phillip R. Webb
Title:	Director

BURDALE CAPITAL FINANCE, INC., as a Lender

By:	/s/ Anthony Lavinio
Name:	Anthony Lavinio
Title:	Senior Vice President

Signature Page to Credit Agreement

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SUNTRUST BANK, NA, as a Lender

By:	/s/ Patrick Wiggins
Name:	Patrick Wiggins
Title:	Vice President

Signature Page to Credit Agreement

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WELLS FARGO RETAIL FINANCE, LLC, as a Lender

By:	/s/ Cory Loftus
Name:	Cory Loftus
Title:	Vice President

Signature Page to Credit Agreement

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U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Matthew Kasper
Name:	Matthew Kasper
Title:	Assistant Vice President

Signature Page to Credit Agreement

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CIT BANK, as a Lender

By:	/s/ George Janes
Name:	George Janes
Title:	Chief Credit Officer

Signature Page to Credit Agreement

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WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Robert H. Milhorat
Name:	Robert H. Milhorat
Title:	Director

Signature Page to Credit Agreement

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RBS BUSINESS CAPITAL, A DIVISION OF RBS ASSET FINANCING, INC., as a Lender

By:	/s/ Jennifer L. Mannila
Name:	Jennifer L. Mannila
Title:	Vice President

Signature Page to Credit Agreement

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FIFTH THIRD BANK, as a Lender

By:	/s/ John Antonczak
Name:	John Antonczak
Title:	Vice President

Signature Page to Credit Agreement

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ALLIED IRISH BANKS, P.L.C., as a Lender

By:	/s/ Martin Chin
Name:	Martin Chin
Title:	Senior Vice President

ALLIED IRISH BANKS, P.L.C., as a Lender

By:	/s/ Eanna P. Mulkere
Name:	Eanna P. Mulkere
Title:	Assistant Vice President

Signature Page to Credit Agreement

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COMMERCE BANK, N.A., as a Lender

By:	/s/ Dennis R. Block
Name:	Dennis R. Block
Title:	Senior Vice President

Signature Page to Credit Agreement

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CAPITAL ONE LEVERAGE FINANCE CORP., as a Lender

By:	/s/ Robert Wallace
Name:	Robert Wallace
Title:	Vice President

Signature Page to Credit Agreement

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PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ D. Allison Rivera
Name:	D. Allison Rivera
Title:	Vice President

Signature Page to Credit Agreement

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TD BANK, N.A., as a Lender

By:	/s/ Matthew Leighton
Name:	Matthew Leighton
Title:	Vice President

Signature Page to Credit Agreement

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UNION BANK OF CALIFORNIA, N.A., as a Lender

By:	/s/ Michele Scafani
Name:	Michele Scafani
Title:	Vice President

Signature Page to Credit Agreement

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HSBC BUSINESS CREDIT (USA) INC., as a Lender

By:	/s/ Jimmy Schwartz
Name:	Jimmy Schwartz
Title:	Vice President – Team Leader

Signature Page to Credit Agreement

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BANK OF OKLAHOMA, N.A., as a Lender

By:	/s/ Michael L. Elder
Name:	Michael L. Elder
Title:	Assistant Vice President

Signature Page to Credit Agreement

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REGIONS BANK, as a Lender

By:	/s/ Christine M. Remise
Name:	Christine M. Remise
Title:	Senior Vice President

Signature Page to Credit Agreement

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RZB FINANCE LLC, as a Lender

By:	/s/ Eric Salat
Name:	Eric Salat
Title:	Group Vice President

By:	/s/ Astrid Wilke
Name:	Astrid Wilke
Title:	Vice President

Signature Page to Credit Agreement

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UPS CAPITAL CORPORATION, as a Lender

By:	/s/ John P. Holloway
Name:	John P. Holloway
Title:	Director of Portfolio Management

Signature Page to Credit Agreement

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UNITED OVERSEAS BANK LIMITED, NEW YORK AGENCY, as a Lender

By:	/s/ George Lim
Name:	George Lim
Title:	Senior Vice President and General Manager

UNITED OVERSEAS BANK LIMITED, NEW YORK AGENCY, as a Lender

By:	/s/ Mario Sheng
Name:	Mario Sheng
Title:	Assistant Vice President

Signature Page to Credit Agreement

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FIRST TENNESSEE BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Matthew A. Wages
Name:	Matthew A. Wages
Title:	Vice President

Signature Page to Credit Agreement

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ROYAL BANK OF CANADA, as a Lender

By:	/s/ Dustin Craven
Name:	Dustin Craven
Title:	Attorney-in-Fact

Signature Page to Credit Agreement

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ISRAEL DISCOUNT BANK OF NEW YORK, as a Lender

By:	/s/ Edward R. Behnen
Name:	Edward R. Behnen
Title:	Assistant Vice President

ISRAEL DISCOUNT BANK OF NEW YORK, as a Lender

By:	/s/ Jeffrey Ackerman
Name:	Jeffrey Ackerman
Title:	Senior Vice President

Signature Page to Credit Agreement

S/31

MIDFIRST BANK, A FEDERALLY CHARTERED SAVINGS ASSOCIATION, as a Lender

By:	/s/ Shawn D. Brewer
Name:	Shawn D. Brewer
Title:	Vice President

Signature Page to Credit Agreement

S/32

UMB BANK N.A., as a Lender

By:	/s/ Charles J. Wolf
Name:	Charles J. Wolf
Title:	Senior Vice President

Signature Page to Credit Agreement

S/33